                                                                   EXHIBIT 10.16



                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                            CORE LABORATORIES N.V.,

                            AGI ACQUISITION COMPANY,

                     THE ANDREWS GROUP INTERNATIONAL, INC.

                                      AND

                               ROBERT P. ANDREWS





                               DECEMBER 18, 1998

                               TABLE OF CONTENTS

ARTICLE I                                               THE MERGER
         1.01    THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
         1.02    EFFECTIVE TIME . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
         1.03    EFFECT OF THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
         1.04    ARTICLES OF INCORPORATION; BYLAWS  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
         1.05    DIRECTORS AND OFFICERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
         1.06    ACQUISITION CONSIDERATION; CONVERSION AND CANCELLATION OF SECURITIES . . . . . . . . . . .  2
         1.07    PAYMENT FOR COMPANY STOCK; SURRENDER OF CERTIFICATES . . . . . . . . . . . . . . . . . . .  4
         1.08    NO FRACTIONAL SHARES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
         1.09    AGREEMENT TO VOTE SHARES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
         1.10    WITHHOLDING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
         1.11    CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
         1.12    STOCK TRANSFER BOOKS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
         1.13    TAKING OF NECESSARY ACTION; FURTHER ACTION . . . . . . . . . . . . . . . . . . . . . . . .  5

ARTICLE II                   REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE STOCKHOLDER
         2.01    ORGANIZATION AND QUALIFICATION; SUBSIDIARIES . . . . . . . . . . . . . . . . . . . . . . .  6
         2.02    ORGANIZATIONAL DOCUMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
         2.03    CAPITALIZATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
         2.04    AUTHORITY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
         2.05    NO CONFLICT; REQUIRED FILINGS AND CONSENTS . . . . . . . . . . . . . . . . . . . . . . . .  8
         2.06    PERMITS; COMPLIANCE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
         2.07    FINANCIAL STATEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
         2.08    ABSENCE OF CERTAIN CHANGES OR EVENTS . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
         2.09    LITIGATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         2.10    EMPLOYEE BENEFIT PLANS; LABOR MATTERS  . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         2.11    TAXES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         2.12    POOLING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         2.13    AFFILIATES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         2.14    CERTAIN BUSINESS PRACTICES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         2.15    ENVIRONMENTAL  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         2.16    UNDISCLOSED LIABILITIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         2.17    CERTAIN AGREEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         2.18    CONTRACTS AND COMMITMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         2.19    AFFILIATE INTERESTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         2.20    INTELLECTUAL PROPERTY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         2.21    BROKERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         2.22    INSURANCE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

         2.23    PROPERTIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         2.24    GOOD TITLE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         2.25    CERTAIN SECURITIES LAW MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         2.26    AUTHORIZATION AND VALIDITY OF AGREEMENT  . . . . . . . . . . . . . . . . . . . . . . . . .  17

ARTICLE III                                      REPRESENTATIONS AND WARRANTIES OF ACQUIROR
         3.01    ORGANIZATION AND QUALIFICATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         3.02    CAPITALIZATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         3.03    AUTHORITY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         3.04    NO CONFLICT; REQUIRED FILINGS AND CONSENTS . . . . . . . . . . . . . . . . . . . . . . . .  18
         3.05    REPORTS; FINANCIAL STATEMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         3.06    ABSENCE OF CERTAIN CHANGES OR EVENTS . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         3.07    POOLING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         3.08    BROKERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

ARTICLE IV                                     COVENANTS OF THE STOCKHOLDER
         4.01    AFFIRMATIVE COVENANT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         4.02    NEGATIVE COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

ARTICLE V                                        COVENANTS OF THE COMPANY
         5.01    AFFIRMATIVE COVENANTS OF THE COMPANY . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         5.02    NEGATIVE COVENANTS OF THE COMPANY  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

ARTICLE VI                                        COVENANTS OF ACQUIROR
         6.01    AFFIRMATIVE COVENANTS OF ACQUIROR  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         6.02    NEGATIVE COVENANTS OF ACQUIROR . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

ARTICLE VII                                       ADDITIONAL AGREEMENTS
         7.01    NOTIFICATION OF CERTAIN MATTERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         7.02    ACCESS AND INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         7.03    APPROPRIATE ACTION; CONSENTS; FILINGS  . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         7.04    AFFILIATES; POOLING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         7.05    PUBLIC ANNOUNCEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         7.06    EXPENSES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         7.07    EMPLOYEES OF COMPANY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         7.08    TAX-FREE REORGANIZATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28

ARTICLE VIII                                         INDEMNIFICATION
         8.01    IN GENERAL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         8.02    NO EXHAUSTION OF REMEDIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         8.03    DEFENSE OF THIRD PARTY CLAIMS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28

         8.04    PAYMENT; ARBITRATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         8.05    SATISFACTION OF CLAIMS FROM ESCROW SHARES  . . . . . . . . . . . . . . . . . . . . . . . .  30
         8.06    LIABILITY LIMITATIONS; SURVIVAL OF REPRESENTATIONS AND WARRANTIES  . . . . . . . . . . . .  31

ARTICLE IX                                              CONDITIONS
         9.01    CONDITIONS PRECEDENT TO OBLIGATIONS OF THE ACQUIROR COMPANIES  . . . . . . . . . . . . . .  31
         9.02    CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY . . . . . . . . . . . . . . . . . . . .  32

ARTICLE X                                             MISCELLANEOUS
         10.01   TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         10.02   EFFECT OF TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         10.03   WAIVER AND AMENDMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         10.04   ENTIRE AGREEMENT; THIRD PARTY BENEFICIARIES  . . . . . . . . . . . . . . . . . . . . . . .  34
         10.05   ASSIGNMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         10.06   CERTAIN DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         10.07   NOTICES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         10.08   GOVERNING LAW  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         10.09   SEVERABILITY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         10.10   COUNTERPARTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         10.11   HEADINGS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37

EXHIBITS
--------

Exhibit A  --    Escrow Agreement
Exhibit B  --    Employment Agreement Form
Exhibit C  --    Affiliates' Letter
Exhibit D  --    Andrews Employment Agreement
Exhibit E  --    Acquiror Disclosure Schedules
Exhibit F  --    Company Disclosure Schedules

                          AGREEMENT AND PLAN OF MERGER


         This Agreement and Plan of Merger (this "Agreement") is made and entered into as of December 18, 1998 by and among Core Laboratories N.V., a Netherlands limited liability company ("Acquiror"), AGI Acquisition Company, a Texas corporation with its principal place of business in Houston, Texas, and a wholly-owned subsidiary of Acquiror ("Acquisition Sub"), The Andrews Group International Inc., a Texas corporation (the "Company"), and Robert P. Andrews the sole stockholder of the Company (the "Andrews"). Acquiror and Acquisition Sub are sometimes collectively referred to herein as the "Acquiror Companies."

                                    RECITALS

         Andrews owns, beneficially and of record, all 100% of the outstanding capital stock of the Company.

         Acquisition Sub, upon the terms and subject to the conditions of this Agreement and in accordance with the Texas Business Corporation Act (the "TBCA"), will merge with and into the Company (the "Merger").

         The Board of Directors of the Company has determined that the Merger is consistent with and in furtherance of the long-term business strategy of the Company and is fair to, and in the best interests of, the Company and Andrews and has approved and adopted this Agreement and the transactions contemplated hereby, and recommended approval and adoption of this Agreement and the Merger by the stockholder (Andrews) of the Company.

         This Agreement and the Merger have been approved and adopted by the requisite vote of the stockholder (Andrews) of the Company and of Acquisition Sub as required by the TBCA.

         For federal income tax purposes, it is intended that the Merger will qualify as a reorganization within the meaning of the provisions of Section 368(a) of the Code.

         The Merger is intended to be treated as a "pooling of interests" for financial accounting purposes under United States generally accepted accounting principles ("GAAP").

         NOW THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

         1.01 THE MERGER. Upon the terms and subject to the conditions set forth in this

Agreement, and in accordance with the TBCA, at the Effective Time (as defined in Section 1.02 of this Agreement), Acquisition Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Acquisition Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation"). The name of the Surviving Corporation shall be "The Andrews Group International, Inc."

         1.02 EFFECTIVE TIME. As promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article IX of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a Plan of Merger with the Secretary of State of the State of Texas, in such form as required by, and executed in accordance with the relevant provisions of, the TBCA (the date and time of the completion of such filing being the "Effective Time").

         1.03 EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the TBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of Acquisition Sub and the Company shall vest in the Surviving Corporation, and all debts, liabilities and duties of Acquisition Sub and the Company shall become the debts, liabilities and duties of the Surviving Corporation.

         1.04 ARTICLES OF INCORPORATION; BYLAWS. At the Effective Time, the Articles of Incorporation and the Bylaws of Acquisition Sub, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation and the Bylaws of the Surviving Corporation, except that Article I of the Articles of Incorporation thereof shall be amended to read "The name of the corporation is The Andrews Group International, Inc."

         1.05 DIRECTORS AND OFFICERS. The directors of Acquisition Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation, and the officers of Acquisition Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

         1.06 ACQUISITION CONSIDERATION; CONVERSION AND CANCELLATION OF SECURITIES. At the Effective Time, by virtue of the Merger and without any action on the part of the Acquiror Companies, the Company or Andrews:

                 (a) Subject to the other provisions of this Article I, all of the Company's common stock, par value $1.00 per share ("Company Stock"), issued and outstanding immediately prior to the Effective Time (excluding any Company Stock described in Section 1.06(c) of this Agreement), shall be converted into 700,000 shares of fully paid and nonassessable common shares, par value NLG 0.03 Dutch gilders per share ("Acquiror Shares"), of Acquiror, subject to the escrow of a portion of such shares pursuant to the terms and conditions set forth herein. At the Effective Time, Acquiror will cause to be delivered to, and directly deposited with, Bankers Trust Company (the "Escrow Agent"), for the account and future potential benefit of Andrews immediately prior to the Effective Time, a stock certificate representing 70,000 Acquiror Shares, which certificate shall be registered as follows: "Bankers Trust Company, f/b/o Robert P. Andrews" All such Acquiror Shares so delivered to the Escrow Agent, together with all subsequent stock dividends or distributions of other Acquiror Shares received in respect of such shares while deposited with the Escrow Agent shall be referred to as "Escrow Shares." The Escrow Shares shall be subtracted from the number of Acquiror Shares Andrews at the Effective Time is entitled to receive pursuant to the Merger. The Escrow Shares shall be held by the Escrow Agent pursuant to the terms and conditions of an Escrow Agreement in substantially the form attached hereto as Exhibit A (the "Escrow Agreement") between Acquiror, Acquisition Sub, the Company and Andrews. The Escrow Agreement shall authorize the Stockholder's Representative to control the disposition of such Escrow Shares pursuant to the terms of the Escrow Agreement.

                 (b) As a result of the conversion pursuant to subsection 1.06(a), all shares of Company Stock shall cease to be outstanding and shall automatically be canceled and retired.

                 (c) Notwithstanding any provision of this Agreement to the contrary, each share of Company Stock held in the treasury of the Company and each share of Company Stock owned by Acquiror or any direct or indirect wholly owned subsidiary of Acquiror or of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

                 (d) Each share of common stock, par value $.01 per share, of Acquisition Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $.01 per share, of the Surviving Corporation.

         1.07    PAYMENT FOR COMPANY STOCK; SURRENDER OF CERTIFICATES.

                 (a)      Exchange Procedures.

                 (b)      Distributions with Respect to Acquiror Shares.

         1.08    NO FRACTIONAL SHARES.

         1.09 AGREEMENT TO VOTE SHARES. At any meeting of the Company with respect to any of the following, and at any adjournment thereof, and with respect to any consent solicited with respect to any of the following, Andrews hereby agrees to vote his Company Stock (i) in favor of approval of the Merger and any matter which could reasonably be expected to facilitate the Merger and
(ii) against approval of any proposal made in opposition to or in competition with the Merger, against any merger, consolidation, sale of assets, reorganization or recapitalization with any party, against any liquidation or winding up of the Company and against any other matter which would, or could reasonably be expected to, prohibit or discourage the Merger.

         1.10 WITHHOLDING. Acquiror (or any affiliate thereof) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to Andrews such amounts as Acquiror (or any affiliate thereof) is required to deduct and withhold with respect to the making of such payment under the Code (as hereinafter defined), or any other provision of federal, state, local or foreign tax law. To the extent that amounts are so withheld by Acquiror, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to Andrews in respect of which such deduction and withholding was made by Acquiror.

         1.11 CLOSING. The Closing shall take place at the offices of Vinson & Elkins L.L.P., 1001 Fannin, 3600 First City Tower, Houston, Texas 77002-6760, at (a) 10:00 a.m. on December 18, 1998, (b) if the conditions set forth in Article X of this Agreement have not been satisfied or waived on or before December 18, 1998, at 10:00 a.m. on the second business day following the date on which the conditions set forth in Article X of this Agreement have been satisfied or waived or (c) at such other place, time and date as the parties hereto may agree. At the conclusion of the Closing, the parties hereto shall cause the Plan of Merger to be filed with the Secretary of State of the State of Texas.

         1.12 STOCK TRANSFER BOOKS. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Stock thereafter on the records of the Company.

         1.13 TAKING OF NECESSARY ACTION; FURTHER ACTION. Acquiror and the Company shall take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger as promptly as possible. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company or Acquisition Sub, such corporations shall direct their respective officers and directors to take all such lawful and necessary action.


                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES
                           OF THE COMPANY AND ANDREWS

         The Company and Andrews, jointly and severally, hereby represent and warrant to Acquiror that:

         2.01 ORGANIZATION AND QUALIFICATION; SUBSIDIARIES. The Company is a corporation, and each of the Company's subsidiaries (as such term in defined in Section 10.06 herein) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, and each of the Company and its subsidiaries has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and, except as set forth in Section 2.01 of the Company Disclosure Schedule (as defined below), is duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary, other than where the failure to be so duly qualified and in good standing could not reasonably be expected to have a Company Material Adverse Effect. The term "Company Material Adverse Effect" as used in this Agreement shall mean any change or effect that would be materially adverse to the financial condition, results of operations, business or prospects of the Company and its subsidiaries, taken as a whole, at the time of such change or effect. Section 2.01 of the Disclosure Schedule delivered by the Company to Acquiror concurrently with the execution of this Agreement (the "Company Disclosure Schedule") sets forth, as of the date of this Agreement, a true and complete list of all the Company's directly or indirectly owned subsidiaries, together with the jurisdiction of incorporation or organization of each subsidiary and the percentage of each subsidiary's outstanding capital stock or other equity interests owned by the Company or another subsidiary of the Company.

         2.02 ORGANIZATIONAL DOCUMENTS. The Company has heretofore furnished or made available to Acquiror complete and correct copies of the Articles of Incorporation and the Bylaws or the equivalent organizational documents, in each case as amended or restated to the date hereof, of the Company and each of its subsidiaries. Neither the Company nor any of its subsidiaries is in violation of any of the provisions of its Articles of Incorporation or Bylaws (or equivalent organizational documents).

         2.03    CAPITALIZATION.

                 (a) The authorized capital stock of the Company consists of 100,000 shares of Common Stock, par value $1.00 per share and there are no shares of preferred stock. As of the date of this Agreement, 1,000 shares of Common Stock were issued and outstanding, 0 shares of Company Stock were held by the Company in its treasury or by the Company's subsidiaries and no shares of Company Stock were reserved for issuance. Each of the issued shares of capital stock of, or other equity interests in, each of the Company and its subsidiaries is duly authorized, validly issued and, in the case of shares of capital stock, fully paid and nonassessable, and has not been issued in violation of (nor are any of the authorized shares of capital stock of, or other equity interests in, the Company or any of its subsidiaries subject to) any preemptive or similar rights created by statute, the Articles of Incorporation or Bylaws (or the equivalent organizational documents) of the Company or any of its subsidiaries, or any agreement to which the Company or any of its subsidiaries is a party or is bound, and all such issued shares or other equity interests owned by the Company or a subsidiary of the Company are owned free and clear of all security interests, liens, claims, pledges, agreements, limitations on the Company's or such subsidiaries' voting rights, charges or other encumbrances of any nature whatsoever.

                 (b) No bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into or exchangeable or exercisable for securities having the right to vote) on any matters on which shareholders may vote ("Voting Debt") are issued or outstanding.

                 (c) Except as set forth in Section 2.03(c) of the Company Disclosure Schedule, there are no options, warrants or other rights (including registration rights), agreements, arrangements or commitments of any character to which the Company or any of its subsidiaries is a party relating to the issued or unissued capital stock or other equity interests of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to grant, issue or sell any shares of capital stock, Voting Debt or other equity interests of the Company or any of its subsidiaries. Except as set forth in
Section 2.03(c) of the Company Disclosure Schedule, there are no obligations, contingent or otherwise, of the Company or any of its subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of capital stock or other securities of the Company or the capital stock or other equity interests of any subsidiary of the Company or (ii) (other than advances to wholly owned subsidiaries in the ordinary course of business) to provide material funds to, or to make any material investment in (in the form of a loan, capital contribution or otherwise), or to provide any guarantee with respect to the material obligations of, any subsidiary of the Company or any other person. Except (i) as set forth in Section 2.03(c) of the Company Disclosure Schedule or (ii) for subsidiaries of the Company set forth in Section 2.01 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries
(x) directly or indirectly owns, (y) has agreed to purchase or otherwise acquire or (z) holds any interest convertible into or exchangeable or exercisable for, 5% or more of the capital stock or other equity interest of any corporation, partnership, joint venture or other business association or entity. Except as set forth in Section 2.03(c) of the Company Disclosure Schedule or for any agreements, arrangements or commitments between the Company and its wholly owned subsidiaries or between such wholly owned subsidiaries, there are no agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any person is or may be entitled to receive any payment based on, or calculated in accordance with, the revenues or earnings of the Company or any of its subsidiaries. Except as set forth in
Section 2.03(c) of the Company Disclosure Schedule, there are no voting trusts, proxies or other agreements or understandings to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound with respect to the voting of any shares of capital stock or other equity interests of the Company or any of its subsidiaries.

         2.04 AUTHORITY. The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Acquiror, constitutes the legal, valid and binding obligation of the Company.

         2.05    NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

                 (a) Assuming that all consents, licenses, permits, waivers, approvals, authorizations, orders, filings and notifications contemplated by the exceptions to Section 2.05(b) are obtained or made and except as disclosed in Section 2.05(a) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company does not, and the performance by the Company of its obligations hereunder, including consummation of the transactions contemplated hereby, will not (i) conflict with or violate the Articles of Incorporation or Bylaws, or the equivalent organizational documents, in each case as amended or restated, of the Company or any of its subsidiaries, (ii) conflict with or violate any federal, state, foreign or local law, statute, ordinance, rule or regulation (collectively, "Laws") or any judgment, order or decree applicable to the Company or any of its subsidiaries or by or to which any of their respective properties is bound or subject or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company or any of its subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by or to which the Company or any of its subsidiaries or any of their respective properties is bound or subject.

                 (b) The execution and delivery of this Agreement by the Company does not, and the performance by the Company of its obligations hereunder, including consummation of the transactions contemplated hereby, will not, require the Company to obtain any consent, license, permit, waiver, approval, authorization or order of, or to make any filing with or notification to, any governmental or regulatory authority, federal, state, local or foreign (collectively, "Governmental Entities"), except (i) the filing of the Plan of Merger with the Secretary of State of the State of Texas, (ii) the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"),
(iii) where the failure to obtain such consents, licenses, permits, waivers, approvals, authorizations or orders, or to make such filings or notifications could not reasonably be expected to cause a Company Material Adverse Effect or to prevent the Company from performing its obligations under this Agreement and
(iv) as disclosed in Section 2.05(b) of the Company Disclosure Schedule.

         2.06 PERMITS; COMPLIANCE. Except as disclosed in Section 2.06 of the Company Disclosure Schedule, each of the Company and its subsidiaries is in possession of all (i) franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, identification and registration numbers, approvals and orders necessary to own, lease and operate its properties and to carry on its business as it is now being conducted (collectively, the "Company Permits"). Section 2.06 of the Company Disclosure Schedule sets forth a list of each of the Company Permits and the jurisdiction issuing the same, all of which are in good standing and not subject to meritorious challenge. Section 2.06 of the Company Disclosure Schedule also sets forth, as of the date of this Agreement, all actions, proceedings, investigations or surveys pending or, to the knowledge of the Company or Andrews, threatened against the Company or any of its subsidiaries that could reasonably be expected to result in the loss or revocation of a Company

Permit. Except as set forth in Section 2.06 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is in conflict with, in default under or in violation of , and none of them has received, since December 31, 1996, from any Governmental Entity any written notice with respect to any conflict with, default under or violation of, (i) any Law applicable to the Company or any of its subsidiaries or by or to which any of their respective properties is bound or subject, (ii) any judgment, order or decree applicable to the Company or any of its subsidiaries or (iii) any of the Company Permits.

         2.07 FINANCIAL STATEMENTS. The Company has provided Acquiror with true, correct and complete copies of its audited consolidated balance sheet, income statement and statement of cash flows for the years ended December 31, 1995, 1996 and 1997 and the ten months ended October 31, 1998 (collectively, the "Company Financial Statements"). Each of the Company Financial Statements (including, in each case, any related notes thereto), except as set forth in
Section 2.07 of the Company disclosure Schedule, (a) has been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved in compliance with SEC reporting requirements (except (i) to the extent disclosed therein or required by changes in GAAP, and (ii) as may be indicated in the notes thereto, and (b) fairly present the consolidated financial position of the Company and its subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated (subject, in the case of unaudited consolidated financial statements for interim periods, to adjustments, consisting only of normal, recurring accruals, necessary to present fairly such results of operations and cash flows).

         2.08 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as contemplated by this Agreement or as set forth in Section 2.08 of the Company Disclosure Schedule, since December 31, 1997 the Company and its subsidiaries have conducted their respective businesses only in the ordinary course and in a manner consistent with past practice and there has not been: (i) any damage, destruction or loss with respect to any assets of the Company or any of its subsidiaries that, whether or not covered by insurance, would constitute a Company Material Adverse Effect; (ii) any change by the Company or its subsidiaries in their significant accounting policies; (iii) except for dividends by a wholly owned subsidiary of the Company to the Company or to another wholly owned subsidiary of the Company, any declaration, setting aside or payment of any dividends or distributions in respect of shares of Company Stock or the shares of stock of, or other equity interests in, any subsidiary of the Company or any redemption, purchase or other acquisition of any of the Company's securities or any of the securities of any subsidiary of the Company;
(iv) any material increase in the benefits under, or the establishment or amendment of, any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, performance awards (including, without limitation, the granting of stock appreciation rights or restricted stock awards), stock purchase or other employee benefit plan, or any increase in the compensation payable or to become payable to any of the directors or officers of the Company or the employees of the Company and its subsidiaries as a group; or (v) any other Company Material Adverse Effect.

         2.09 LITIGATION. Except as disclosed in Section 2.09 of the Company Disclosure Schedule, there is no claim, action, suit, litigation, proceeding, arbitration or, to the knowledge of the Company or Andrews, investigation of any kind, at law or in equity (including actions or proceedings seeking injunctive relief), pending or, to the knowledge of the Company or Andrews, threatened against the Company or any of its subsidiaries or any properties or rights of the Company or any of its subsidiaries, and neither the Company nor any of its subsidiaries is subject to any executory judgment, order, writ, injunction, decree or award of any Governmental Entity, including without limitation any cease and desist order and any consent decree, settlement agreement or other similar written agreement with any Governmental Entity.

         2.10    EMPLOYEE BENEFIT PLANS; LABOR MATTERS.

                 (a) With respect to each employee benefit plan, program, arrangement and contract (including, without limitation, any "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), maintained or contributed to by the Company or any of its subsidiaries, or with respect to which the Company or any of its subsidiaries could incur liability under Section 4069, 4212(c) or 4204 of ERISA (the "Benefit Plans"), the Company has delivered or made available to Acquiror a true and correct copy of (i) the most recent annual report (Form 5500) filed with the Internal Revenue Service (the "IRS") for each Benefit Plan for which a Form 5500 is required to be filed, (ii) such Benefit Plan, (iii) each trust agreement, if any, relating to such Benefit Plan, (iv) the most recent summary plan description for each Benefit Plan for which a summary plan description is required, (v) the most recent actuarial report or valuation relating to a Benefit Plan subject to Title IV of ERISA and (vi) the most recent determination letter, if any, issued by the IRS with respect to any Benefit Plan qualified under Section 401 of the Code.

                 (b) With respect to the Benefit Plans, no event has occurred and, to the knowledge of the Company or Andrews, there exists no condition or set of circumstances, in connection with which the Company or any of its subsidiaries could be subject to any liability under the terms of such Benefit Plans, ERISA, the Code or any other applicable Law.

                 (c) There are no collective bargaining or other labor union contracts to which the Company or its subsidiaries is a party applicable to persons employed by the Company or its subsidiaries and no collective bargaining agreement is being negotiated by the Company or any of its subsidiaries. There is no pending or, to the knowledge of the Company or Andrews, threatened labor dispute, strike or work stoppage against the Company or any of its subsidiaries. To the knowledge of the Company or any of the Stockholder, none of the Company, any of its subsidiaries or any of their respective representatives or employees has committed any unfair labor practice in connection with the operation of the respective businesses of the Company or its subsidiaries that could reasonably be expected to have a Company Material Adverse Effect, and there is no pending or, to the knowledge of the Company or Andrews, threatened charge or complaint against the Company or any of its subsidiaries by the National Labor Relations Board or any comparable state agency.

                 (d) Section 2.10(d) of the Company Disclosure Schedule contains true and correct

(i) copies of all employment agreements to which the Company or any of its subsidiaries is a party; (ii) listings of all officers of the Company who have executed a non-competition agreement with the Company or any of its subsidiaries; (iii) copies of all severance agreements, programs and policies of the Company or any of its subsidiaries with or relating to its, or any of its subsidiaries, employees; and (iv) summary descriptions of all plans, programs, agreements and other arrangements of the Company or any of its subsidiaries with or relating to its, or any of its subsidiaries, employees. Except as set forth in Section 2.10(d) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries will owe a severance payment or similar obligation to any of their respective employees, officers or directors as a result of the Merger or the other transactions contemplated by this Agreement, and none of such persons will be entitled to severance payments or other benefits as a result of the Merger or the other transactions contemplated by this Agreement in the event of the subsequent termination of their employment.

                 (e) No Benefit Plan provides retiree medical or retiree life insurance benefits and (y) neither the Company nor any of its subsidiaries is contractually or otherwise obligated (whether or not in writing) to provide life insurance and medical benefits upon retirement or termination of employment of employees.

                 (f) Neither the Company nor any of its subsidiaries contributes to or has an obligation to contribute to, and has not within six years prior to the date of this Agreement contributed to or had an obligation to contribute to, a multi-employer plan within the meaning of Section 3(37) of ERISA.

                 (g) The Company has not taken any of the following or other similar actions since December 31, 1997: the acceleration of vesting, waiving of performance criteria or the adjustment of awards or any other actions permitted upon a change in control of the Company with respect to any of the Benefit Plans or any of the plans, programs, agreements, policies or other arrangements described in Section 2.10(d) of this Agreement.

         2.11 TAXES. Except as set forth in Section 2.11 of the Company Disclosure Schedule,

                 (a) (i) all returns and reports ("Tax Returns") of or with respect to any Tax which is required to be filed with respect to the Company or any its subsidiaries have been duly and timely filed, (ii) all items of income, gain, loss, deduction and credit or other items required to be included in each such Tax Return have been so included and all information provided in each such Tax Return is true, correct and complete in all material respects, (iii) all Taxes that have become due with respect to the period covered by each such Tax Return have been timely paid in full, (iv) all withholding Tax requirements imposed on or with respect to Company or any of its subsidiaries have been satisfied in all material respects, and (v) no penalty, interest or other charge is or will become due with respect to the late filing of any such Tax Return or late payment of any such Tax.

                 (b) There is no claim against the Company or any of its subsidiaries for Taxes, and no assessment, deficiency or adjustment has been asserted or proposed with respect to any Tax

Return of or with respect to the Company or any of its subsidiaries other than those disclosed (and to which are attached true and complete copies of all audit or similar reports) in Section 2.11 of the Company Disclosure Schedule.

                 (c) The total amounts set up as liabilities for current and deferred Taxes in the Company Financial Statements are sufficient to cover the payment of all Taxes, whether or not assessed or disputed, which are, or are hereafter found to be, or to have been, due by or with respect to the Company and any of its subsidiaries up to and through the periods covered thereby.

                 (d) Except for statutory liens for current Taxes not yet due, no liens for Taxes exist upon any of the assets of the Company or any of its subsidiaries.

                 (e) None of the transactions contemplated by this Agreement will result in any Tax liability or the recognition of any item of income or gain to the Company or any of its subsidiaries.

                 (f) Neither the Company nor any of its subsidiaries has made an election under section 341(f) of the Code.

         2.12 POOLING. Neither the Company nor, to the knowledge of the Company or Andrews, any of the Company's affiliates has taken or agreed to take any action that would prevent the Merger from being treated for financial accounting purposes as a "pooling of interests" in accordance with GAAP and the rules, regulations and interpretations of the SEC (a "Pooling Transaction").

         2.13 AFFILIATES. Section 2.13 of the Company Disclosure Schedule identifies all persons who, to the knowledge of the Company, may be deemed to be affiliates of the Company within the meaning of that term as used in Rule 145 promulgated pursuant to the Securities Act, including, without limitation, all directors and executive officers of the Company.

         2.14 CERTAIN BUSINESS PRACTICES. None of the Company, any of its subsidiaries or any directors, officers, agents or employees of the Company or any of its subsidiaries (in their capacities as such) has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful purposes relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, (iii) consummated any transaction, made any payment, entered into any agreement or arrangement or taken any other action in violation of Section 1128B(b) of the Social Security Act, as amended, or (iv) made any other unlawful payment.

         2.15 ENVIRONMENTAL. The Company and each of its subsidiaries is in full compliance with all laws, rules, regulations, and other legal requirements, foreign and domestic, relating to the prevention of pollution and the protection of the environment, including all such legal requirements pertaining to human health and safety (collectively, "Environmental Laws"). There is no physical condition existing on any property ever owned or operated by the Company or any of its subsidiaries nor are there any physical conditions existing on any other property that may have been impacted by the operations of the Company or any of its subsidiaries that could give rise to any remedial obligation under any Environmental Laws or that could result in any liability to any third party claiming damage to person or property as a result or consequence of such physical conditions. None of the Company or any of its subsidiaries has caused or permitted its businesses, properties or assets to be used to generate, manufacture, refine, transport, treat, store, handle, dispose of, transfer, produce, or process any Hazardous Substance (as defined below) except in compliance with all applicable laws, rules, regulations, orders, judgments and decrees, and has not caused or permitted the Release (as defined below) of any Hazardous Substance on or off the site of any property of any of the Company or any of its subsidiaries. The term "Hazardous Substance" shall mean any hazardous waste, as defined by 42 U.S.C. 6903(5), any hazardous substance, as defined by 42 U.S.C. 9601(14), any pollutant or contaminant, as defined by 42 U.S.C. 9601(33), and all toxic substances, hazardous materials, or other chemical substances regulated by any other law, rule, or regulation. The term "Release" shall have the meaning set forth in 42 U.S.C. 9601(22).

         2.16 UNDISCLOSED LIABILITIES. Except as and to the extent of the amounts specifically reflected or accrued for in the balance sheet dated as of October 31, 1998, included in the Company Financial Statements, or set forth in
Section 2.16 of the Company Disclosure Schedule, none of the Company or any of its subsidiaries has any liabilities or obligations of any nature whether absolute, accrued, contingent or otherwise, and whether due or to become due. Neither the Company nor Andrews knows of any basis for the assertion against the Company or any of its subsidiaries of any such liability or obligation not fully reflected or adequately accrued for in the Company Financial Statements or set forth in Section 2.16 of the Company Disclosure Schedule.

         2.17 CERTAIN AGREEMENTS. Except as set forth in Section 2.17 of the Company Disclosure Schedule, none of the Company or any of its subsidiaries is a party to, or bound by, any contract, agreement or organizational document which purports to restrict, by virtue of a noncompetition, territorial exclusivity or other provision covering such subject matter, the scope of the business or operations of any of the Company or any of its subsidiaries geographically or otherwise.

         2.18 CONTRACTS AND COMMITMENTS. Section 2.18 of the Company Disclosure Schedule sets forth (i) a list of each contract or commitment to which the Company or any of its subsidiaries is a party or by which its or their property is bound that involves consideration or other expenditure in excess of $25,000 or performance over a period of more than six months or that is otherwise material to the business or operations of the Company and its subsidiaries, taken as a whole ("Material Contracts"); (ii) a list of all real or personal property leases to which any of the Company or any of its subsidiaries is a party involving consideration or other expenditure in excess of $25,000 over the term of the lease ("Material Leases"); (iii) a list of guarantees, or agreements to indemnify or be contingently liable for, the payment or performance by any person or business entity to which any of the Company or any of its subsidiaries is a party ("Guarantees"); and (iv) a list of contracts or other formal or informal understandings between the Company or any of its subsidiaries and any of its officers, directors, employees, consultants, agents or shareholder (or any of such shareholders' family members or affiliates) ("Affiliate Agreements"). True and complete copies of each Material

Contract, Material Lease, Guarantee and Affiliate Agreement have been furnished to Acquiror prior to the date hereof. Except as specifically disclosed in
Section 2.18 of the Company Disclosure Schedule, each of the Material Contracts, Material Leases, Guarantees and Affiliate Agreements constitutes the valid and legally binding obligation of the parties thereto and is in full force and effect without default on the part of the Company, and to the knowledge of the Company Andrews, any other party thereto.

         2.19 AFFILIATE INTERESTS. Neither Andrews nor any employee, consultant, officer or director, or former shareholder, employee, consultant, officer or director, of the Company or any of its subsidiaries has any interest in any property, tangible, or intangible, including, without limitation, patents, trade secrets, other confidential business information, trademarks, service marks or trade names used in or pertaining to the business of the Company or any of its subsidiaries, except (with respect to the Stockholder) for the normal rights of a shareholder.

         2.20 INTELLECTUAL PROPERTY. The Company or one or more of its subsidiaries own, or hold licenses under or otherwise have the right to use or sublicense, all foreign and domestic patents, trademarks (common law and registered), trademark registration applications, service marks (common law and registered), service mark registration applications, trade names and copyrights, copyright applications, trade secrets, know-how and other proprietary information as are necessary for the conduct of the business of the Company and its subsidiaries as currently conducted. A list of all such intellectual property is set forth in Section 2.20 of the Company Disclosure Schedule. Neither the Company nor any of its subsidiaries is currently in receipt of any notice of infringement or notice of conflict with the asserted rights of others in any patents, trademarks, service marks, trade names, trade secrets and copyrights owned or held by other persons, except, in each case, for matters that could not reasonably be expected to have a Company Material Adverse Effect. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate or breach the terms of or cause any cancellation of any material license held by the Company or any of its subsidiaries under, any patent, trademark, service mark, trade name, trade secret or copyright.

         2.21 BROKERS. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or Andrews.

         2.22 INSURANCE. Section 2.22 of the Company Disclosure Schedule sets forth a list of all policies of insurance currently in effect relating to the business or operations of the Company and its subsidiaries (true and complete copies of which have been furnished to Acquiror). Such insurance policies are in full force and effect. The Company and each of its subsidiaries are presently insured, and during each of the past five calendar years have been insured, against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. Except as set forth in Section 2.22 of the Company Disclosure Schedule, the policies of general liability, malpractice or professional liability, fire, theft and other insurance maintained with respect to the operations, assets or businesses of the Company and its subsidiaries provide adequate coverage against loss. The Company or its subsidiaries have given in a timely manner to their insurers all notices required to be given under such insurance policies with respect to all claims and actions covered by insurance, and no insurer has denied coverage of any such claims or actions or reserved it rights in respect of or rejected any of such claims. None of the Company or any of its subsidiaries has received any notice or other communication from any such insurer canceling or materially amending any of such insurance policies, and no such cancellation is pending or threatened.

         2.23 PROPERTIES. Except as set forth in Section 2.23 of the Company Disclosure Schedule, the Company and its subsidiaries have good and marketable title, free and clear of all liens to all their material properties and assets whether tangible or intangible, real, personal or mixed, reflected in the Company Financial Statements as being owned by the Company and its subsidiaries as of the date thereof, other than (i) any properties or assets that have been sold or otherwise disposed of in the ordinary course of business since the date of such financial statements, (ii) liens disclosed in the notes to such financial statements and (iii) liens arising in the ordinary course of business. All buildings, and all fixtures, equipment and other property and assets that are material to its business on a consolidated basis, held under leases or sub-leases by the Company or any of its subsidiaries are held under valid instruments enforceable in accordance with their respective terms, subject to applicable laws of bankruptcy, insolvency or similar laws relating to creditors' rights generally and to general principles of equity (whether applied in a proceeding in law or equity). All of the Company's and its subsidiaries' equipment in regular use has been reasonably maintained and is in serviceable condition, reasonable wear and tear excepted.

         2.24 GOOD TITLE. Andrews is the sole record and beneficial owner of, and has good and valid title to, the number of shares of Company Stock, free and clear of all liens, claims, encumbrances, options, voting trusts or agreements, proxies or other claims or charges of any nature whatsoever (other than resulting from this Agreement).

         2.25    CERTAIN SECURITIES LAW MATTERS.

                 (a) Andrews, either alone or with his purchaser representative as defined in Rule 501(h) under the Securities Act of 1933, as amended ("Securities Act"), if any, has substantial experience in evaluating and investing in private placement transactions so that such Andrews is capable of evaluating the merits and risks of its investment in the Acquiror Shares. Andrews, by reason of such Andrew's business or financial experience, either alone or with his purchaser representative as defined in Section 501(h) under the Securities Act, if any, has the capacity to protect his own interests in connection with the acquisition of the Acquiror Shares hereunder. Andrews has designated himself, as an "accredited investor" on the signature page hereto is an "accredited investor" as defined in Rule 501 of Regulation D promulgated pursuant to the Securities Act. Andrews has received copies of the Acquiror SEC Reports (as such term is defined in Section 3.05), as well as certain financial and other information on the Company and the Acquiror. Andrews is familiar with the business and financial condition, properties, operations and prospects of Acquiror. Andrews has had an opportunity to discuss Acquiror's business and financial condition, properties, operations and prospects with Acquiror's management. Andrews has also had an opportunity to ask questions of officers of Acquiror, which questions were answered to his satisfaction. Andrews understands that such discussion was intended to describe certain aspects of Acquiror's business and financial condition, properties, operations and prospects, but were not a thorough or exhaustive description.

                 (b) Andrews understands that the Acquiror Shares will be "restricted securities" under the applicable federal securities laws and that the Securities Act and the rules of the SEC provide in substance that he may dispose of the Acquiror Shares only pursuant to an effective registration statement under the Securities Act or an exemption therefrom, and it understands that Acquiror has no obligation or intention to register the Acquiror Shares, or to take action so as to permit sales pursuant to the Securities Act (including Rule 144) thereunder which permits limited resales of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the existence of a public market for the shares, the availability of certain current public information about the issue, the resale occurring not less than one (1) year after a party has purchased and paid for the security to be sold, the sale being effected through a "broker's transaction" or in transactions with a "market maker" and the number of shares being sold not exceeding specified limitations. Accordingly, Andrews understands that under the SEC's rules, he may dispose of the Acquiror Shares in transactions which are exempt from registration under the Securities Act. As a consequence of all of the foregoing, Andrews understands that he must bear the economic risk of the investment in the Acquiror Shares for an indefinite period of time.

                 (c) Andrews acknowledges and agrees that he is not relying upon Acquiror or the Company or their respective officers, directors, employees or agents, as to the United States federal income tax or any other tax consequences to Andrews of the transactions contemplated by this Agreement. As to all such tax consequences, Andrews hereby agrees and represents that he has consulted with his own legal and tax advisors to the extent that he has deemed such consultation necessary or appropriate, that he is making his own determination as to what the tax consequences of the transactions contemplated hereby will be to him and that neither Acquiror nor the Company is making any representation, express or implied, as to any such tax consequences.

         2.26 AUTHORIZATION AND VALIDITY OF AGREEMENT. Andrews has the full power, legal right, capacity and authority to enter into, execute and deliver this Agreement and to carry out and perform the transactions contemplated hereby. This Agreement constitutes a valid and binding obligation of Andrews, enforceable against Andrews in accordance with its terms.


                                  ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF ACQUIROR

         Acquiror hereby represents and warrants to the Company and the Stockholder that:

         3.01 ORGANIZATION AND QUALIFICATION. Acquiror is a limited liability company duly organized, validly existing and in good standing under the laws of The Netherlands and Acquisition Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. Each of Acquiror Companies has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary, other than where the failure to be so duly qualified and in good standing could not reasonably be expected to have an Acquiror Material Adverse Effect. The term "Acquiror Material Adverse Effect" as used in this Agreement shall mean any change or effect that would be materially adverse to the financial condition, results of operations, business or prospects of Acquiror and its subsidiaries, taken as a whole, at the time of such change or effect.

         3.02    CAPITALIZATION.

                 (a)      The authorized capital stock of Acquiror consists of
(i) 100,000,000 Acquiror Shares, of which, as of ____________, 1998:  (A)
___________ were issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable and were not issued in violation of any preemptive or similar rights created by statute, Acquiror's Articles of Association (collectively, the "Acquiror Organizational Documents") or any agreement to which Acquiror is a party or is bound; (B) no shares were held in the treasury of Acquiror and (C) __________ shares were reserved for future issuance pursuant to stock option plans of Acquiror and (ii) 3,000,000 Preference Shares, par value NLG 0.03, none of which were issued or outstanding.

                 (b) The Acquiror Shares to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid and nonassessable.

         3.03 AUTHORITY. Each of the Acquiror Companies has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Acquiror Companies and the performance by each of the Acquiror Companies of its obligations hereunder, including the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of either of the Acquiror Companies are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of the Acquiror Companies and, assuming the due authorization, execution and delivery hereof by the other parties hereto, constitutes the legal, valid and binding obligation of each of the Acquiror Companies.

         3.04    NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

                 (a) Assuming that all consents, licenses, permits, waivers, approvals, authorizations, orders, filings and notifications contemplated by the exceptions to Section 3.04(b) are obtained or made and except as otherwise disclosed in Section 3.04(a) of the Disclosure Schedule delivered by the Acquiror to the Company contemporaneously with the execution and delivery of this Agreement (the "Acquiror Disclosure Schedule"), the execution and delivery of this Agreement by the Acquiror Companies does not, and performance of their respective obligations hereunder, including the consummation of the transactions contemplated hereby, will not (i) conflict with or violate the Acquiror Organizational Documents or the Articles of Incorporation or Bylaws of Acquisition Sub, (ii) conflict with or violate any Laws in effect as of the date of this Agreement applicable to Acquiror or any of Acquiror's subsidiaries or by or to which any of their properties is bound or subject or (iii) result in any breach of or constitute a default (or an event that with or without notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of a lien or encumbrance on any of the properties or assets of Acquiror or any of Acquiror's subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Acquiror or any of Acquiror's subsidiaries is a party or by or to which Acquiror or any of Acquiror's subsidiaries or any of their respective properties is bound or subject, except for any such conflicts, violations, breaches, defaults, events, rights of termination, amendment, acceleration or cancellation, payment obligations or liens or encumbrances that could not reasonably be expected to have an Acquiror Material Adverse Effect.

                 (b) The execution and delivery of this Agreement by the Acquiror Companies does not, and the performance of this Agreement by the Acquiror Companies will not, including the consummation of the transactions contemplated hereby, require Acquiror or Acquisition Sub to obtain any consent, license, permit, waiver approval, authorization or order of, or to make any filing with or notification to, any Governmental Entities, except (i) for the filing of the Plan of Merger with the Secretary of State of the State of Texas, (ii) the applicable requirements of the HSR Act, (iii) the applicable requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the National Association of Securities Dealers, Inc. (the "NASD"),
(iv) where the failure to obtain such consents, licenses, permits, waivers, approvals, authorizations or orders, or to make such filings or notifications could not reasonably be expected to prevent Acquiror or Acquisition Sub from performing their respective obligations under this Agreement and (v) as disclosed in Section 3.04(b) of the Acquiror Disclosure Schedule.

         3.05    REPORTS; FINANCIAL STATEMENTS.

                 (a) Since December 31, 1997, Acquiror has filed all forms, reports, statements and other documents required to be filed with the SEC, including without limitation (i) all Annual Reports on Form 10-K, (ii) all Quarterly Reports on Form 10-Q, (iii) all proxy statements relating to meetings of shareholders (whether annual or special), (iv) all Current Reports on Form 8-K and (v) all other reports, schedules, registration statements or other documents (collectively referred to as the "Acquiror SEC Reports"). The Acquiror SEC Reports were prepared in all material respects in accordance with the requirements of applicable Law (including the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to the Acquiror SEC Reports) and the Acquiror SEC Reports did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                 (b) Each of the historical consolidated financial statements (including, in each case, any related notes thereto) contained in the Acquiror SEC Reports (i) have been prepared in accordance with the published rules and regulations of the SEC and generally accepted accounting principles applied on a consistent basis throughout the periods involved (except (A) to the extent disclosed therein or required by changes in generally accepted accounting principles, (B) as may be indicated in the notes thereto and (C) in the case of the unaudited financial statements, as permitted by the rules and regulations of the SEC) and (ii) fairly present the consolidated financial position of Acquiror and its subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated (subject, in the case of unaudited consolidated financial statements for interim periods, to adjustments, consisting only of normal, recurring accruals, necessary to present fairly such results of operations and cash flows).

         3.06 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Acquiror SEC Reports filed prior to the date of this Agreement or as contemplated by this Agreement, since December 31, 1997, Acquiror and its subsidiaries have conducted their respective businesses only in the ordinary course and in a manner consistent with past practice and there has not been any Acquiror Material Adverse Effect.

         3.07 POOLING. Neither Acquiror nor, to the knowledge of Acquiror, any of its affiliates has taken or agreed to take any action that would prevent the Merger from being treated for financial accounting purposes as a Pooling Transaction in accordance with GAAP and the rules, regulations and interpretations of the SEC.

         3.08 BROKERS. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Acquiror.

                                   ARTICLE IV

                              COVENANTS OF ANDREWS

         4.01 AFFIRMATIVE COVENANT. Andrews covenants and agrees that, prior to the Effective Time, he will take all commercially reasonable actions necessary to ensure that the Company complies with Articles V and VII hereof.

         4.02 NEGATIVE COVENANTS. Andrews covenants and agrees that, prior to the Effective Time, he will not:

                 (a) take any action that reasonably could be expected to result in (i) any of the representations and warranties of Andrews and the Company set forth in
         Article II hereof becoming untrue or (ii) any of the conditions set forth in Article X hereof not being satisfied; or

                 (b) initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal relating to, or that may reasonably be expected to lead to, any Competing Transaction, or enter into discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Competing Transaction, or agree to, or endorse, any Competing Transaction, or authorize or permit any agent, investment banker, financial advisor, attorney, accountant or other representative retained by Andrews to take any such action, and Andrews shall promptly notify Acquiror of all relevant terms of any such inquiries or proposals received by Andrews or by any such agent, investment banker, financial advisor, attorney, accountant or other representative relating to any of such matters and if such inquiry or proposal is in writing, Andrews shall promptly deliver or cause to be delivered to Acquiror a copy of such inquiry or proposal. For purposes of this Agreement, "Competing Transaction" shall mean any merger, consolidation, share exchange, business combination or similar transaction involving the Company or any of its subsidiaries or the acquisition in any manner, directly or indirectly, of a material interest in any voting securities of, or a material equity interest in a substantial portion of the assets of, the Company or any of its subsidiaries, other than the transactions contemplated by this Agreement.

                                   ARTICLE V

                            COVENANTS OF THE COMPANY

         5.01 AFFIRMATIVE COVENANTS OF THE COMPANY. The Company hereby covenants and agrees that, prior to the Effective Time, unless otherwise expressly contemplated by this Agreement or consented to in writing by Acquiror, the Company will and will cause each of its subsidiaries to:

                 (a) operate its business in the usual and ordinary course consistent with past practices;

                 (b) use all reasonable efforts to preserve substantially intact its business organization, maintain its rights and franchises, retain the services of its respective officers and key employees and maintain its relationships with its respective customers and suppliers;

                 (c) maintain and keep its properties and assets in as good repair and condition as at present, ordinary wear and tear excepted, and maintain supplies and inventories in quantities consistent with its customary business practice;

                 (d) use all reasonable efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that currently maintained;

                 (e)      ensure that the aggregate of (i) cash on hand and
         (ii) accounts receivables at the Company shall not be less than $6,863,000 and the aggregate outstanding balance of (i)long-term debt and (ii) short-term debt shall not be greater than $____________ [October 31, 1998 figure];

                 (f) ensure that the net worth be no less than $[____________] plus all net income earned from October 31, 1998 through the closing date; and

                 (g) use its best efforts to ensure that Andrews Representative shall execute and deliver, along with Acquiror, the Acquisition Sub and the Escrow Agent, the Escrow Agreement.

         5.02 NEGATIVE COVENANTS OF THE COMPANY. Except as expressly contemplated by this Agreement or otherwise consented to in writing by Acquiror, from the date of this Agreement until the Effective Time, the Company will not do, and will not permit any of its subsidiaries to do, any of the following:

                 (a) (i) increase the compensation payable to or to become payable to any director or executive officer; (ii) increase the compensation payable or pay bonuses to employees of the Company (excluding payments made pursuant to agreements disclosed in Section 23.10(d) of the Company Disclosure Schedule) other than in the ordinary course of business, (iii) grant any severance or termination pay (other than pursuant to the normal severance practices of the Company or its subsidiaries as in effect on the date of this Agreement) to, or enter into any employment or severance agreement with, any director, officer or employee; (iv) except as set forth in
         Section 2.10(d) of the Company Disclosure Schedule, establish, adopt or enter into any employee benefit plan or arrangement or (v) except as may be required by applicable law or as set forth in Section 2.10(d) of the Company Disclosure Schedule, amend, or take any other actions (including, without limitation, the acceleration of vesting, waiving of performance criteria or the adjustment of awards or any other actions permitted upon a "change in control" (as defined in the respective plans) of the Company, with respect to any of the Benefit Plans or any of the plans, programs, agreements, policies or other arrangements described in Section 2.10(d) of this Agreement;

                 (b) declare or pay any dividend on, or make any other distribution in respect of, outstanding shares of capital stock or other equity interests, except dividends by a wholly owned subsidiary of the Company to the Company or another wholly owned subsidiary of the Company;

                 (c) (i) except as described in Section 2.03(c) of the Company Disclosure Schedule, redeem, purchase or otherwise acquire any shares of its or any of its subsidiaries' capital stock or any securities or obligations convertible into or exchangeable for any shares of its or its subsidiaries' capital stock (other than any such acquisition directly from any wholly owned subsidiary of the Company in exchange for capital contributions or loans to such subsidiary), or any options, warrants or conversion or other rights to acquire any shares of its or its subsidiaries' capital stock or any such securities or obligations; (ii) effect any reorganization or recapitalization of the Company or any of its subsidiaries; or
         (iii) split, combine or reclassify any of its or its subsidiaries' capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its or its subsidiaries' capital stock;

                 (d) (i) except as set forth in Section 2.03(a) hereof or as described in Section 2.03(c) of the Company Disclosure Schedule, issue (whether upon original issue or out of treasury), sell, grant, award, deliver or limit the voting rights of any shares of any class of its or its subsidiaries' capital stock, any securities convertible into or exercisable or exchangeable for any such shares, or any rights, warrants or options to acquire, any such shares; (ii) amend or otherwise modify the terms of any such rights, warrants or options the effect of which shall be to make such terms materially more favorable to the holders thereof; or (iii) take any action to accelerate the vesting of any of the stock options;

                 (e) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other person (other than the purchase of assets from suppliers or vendors in the ordinary course of business and consistent with past practice);

                 (f) sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, any of its assets or any assets of any of its subsidiaries, except for pledges or dispositions of assets in the ordinary course of business and consistent with past practice;

                 (g) initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal relating to, or that may reasonably be expected to lead to, any Competing Transaction, or enter into discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Competing Transaction, or agree to, or endorse, any Competing Transaction, or authorize or permit any of the officers, directors, employees or agents of the Company or any of its subsidiaries or any agent, investment banker, financial advisor, attorney, accountant or other representative retained by the Company or any of the Company's subsidiaries to take any such action, and the Company shall promptly notify Acquiror of all relevant terms of any such inquiries or proposals received by the Company or any of its subsidiaries or by any such officer, director, employee, agent, investment banker, financial advisor, attorney, accountant or other representative relating to any of such matters and if such inquiry or proposal is in writing, the Company shall promptly deliver or cause to be delivered to Acquiror a copy of such inquiry or proposal;

                 (h) release any third party from its obligations under any existing standstill agreement or arrangement relating to a Competing Transaction or otherwise under any confidentiality or other similar agreement relating to information material to the Company or any of its subsidiaries;

                 (i) propose to adopt any amendments to its Articles of Incorporation or its Bylaws that would have an adverse effect on the consummation of the transactions contemplated by this Agreement;

                 (j) (i) change any of its significant accounting policies or (ii) make or rescind any express or deemed election relating to Taxes, settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ending December 31, 1997, except, in the case of clause (i) or clause (ii), as may be required by Law or generally accepted accounting principles;

                 (k) incur any obligation for borrowed money or purchase money indebtedness, whether or not evidenced by a note, bond, debenture or similar instrument or under any financing lease, whether pursuant to a sale-and-leaseback transaction or otherwise, except in the ordinary course of business consistent with past practice;

                 (l) enter into any material arrangement, agreement or contract with any third party (other than customers in the ordinary course of business); or

                 (m) agree in writing or otherwise to do any of the foregoing.

                                   ARTICLE VI

                             COVENANTS OF ACQUIROR

         6.01 AFFIRMATIVE COVENANTS OF ACQUIROR. Acquiror hereby covenants and agrees that, prior to the Effective Time, unless otherwise expressly contemplated by this Agreement or consented to in writing by the Company, Acquiror will:

                 (a) use all reasonable efforts to preserve substantially intact its business organization;

                 (b) maintain and keep its properties and assets in as good repair and condition as at present, ordinary wear and tear excepted, and maintain supplies and inventories in quantities consistent with its customary business practice; and

                 (c) use all reasonable efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that currently maintained.

         6.02 NEGATIVE COVENANTS OF ACQUIROR. Except as expressly contemplated by this Agreement or otherwise consented to in writing by the Company, from the date of this Agreement until the Effective Time, Acquiror will not do any of the following:

                 (a) amend any of the material terms or provisions of the Acquiror Shares;

                 (b )     knowingly take any action that would result in a
         failure to maintain the listing of the shares of the Acquiror on the New York Stock Exchange Stock Market;

                 (c) propose to adopt any amendments to the Acquiror Organizational Documents that would have an adverse effect on the consummation of the transactions contemplated by this Agreement; or

                 (d) agree in writing or otherwise to do any of the foregoing.

                                  ARTICLE VII

                             ADDITIONAL AGREEMENTS

         7.01 NOTIFICATION OF CERTAIN MATTERS. The Company and Andrews shall give prompt notice to Acquiror, and Acquiror shall give prompt notice to the Company, orally and in writing, of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty of the party giving such notice contained in this Agreement to be untrue or inaccurate at any time from the date hereof to the Effective Time, (ii) any material failure of the party giving such notice to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such person hereunder within the time specified therefor and
(iii) any change or event having, or which, insofar as can be reasonably foreseen, could have, a material adverse effect on the financial condition, results of operations, business or prospects of Acquiror or the Company.

         7.02    ACCESS AND INFORMATION.

                 (a) The Company shall, and shall cause its subsidiaries to, (i) afford to Acquiror and its officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives (collectively, the "Acquiror Representatives") access during ordinary business hours and at other reasonable times, upon reasonable prior notice, to the officers, employees, accountants, agents, properties, offices and other facilities of the Company and its subsidiaries and to the books and records thereof and (ii) furnish promptly to Acquiror and the Acquiror Representatives such information concerning the business, properties, contracts, records and personnel of the Company and its subsidiaries (including, without limitation, financial, operating and other data and information) as may be reasonably requested, from time to time, by Acquiror or the Acquiror

Representatives.

                 (b)      Acquiror shall, and shall cause its subsidiaries to,
(i) afford to the Company and its officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives (collectively, the "Company Representatives") access during ordinary business hours, upon reasonable prior notice, to the officers, employees, accountants, agents, properties, offices and other facilities of Acquiror and its subsidiaries and to the books and records thereof and (ii) furnish promptly to the Company and the Company Representatives such information concerning the business, properties, contracts, records and personnel of Acquiror and its subsidiaries (including, without limitation, financial, operating and other data and information) as may be reasonably requested, from time to time, by the Company or the Company Representatives.

                 (c)      Notwithstanding the foregoing provisions of this
Section 7.02, neither party shall be required to grant access or furnish information to the other party to the extent that such access or the furnishing of such information is prohibited by Law or contract. No investigation by the parties hereto made heretofore or hereafter shall affect the representations and warranties of the parties that are contained herein and each such representation and warranty shall survive such investigation.

                 (d) Each party to this Agreement shall hold in confidence all nonpublic information received from the other party to this Agreement until such time as such information is otherwise publicly available and, if this Agreement is terminated, each party will deliver to the other party all documents, work papers and other materials (including copies) obtained by such party or on its behalf from another party as a result of this Agreement or in connection herewith, whether so obtained before or after the execution hereof.

         7.03    APPROPRIATE ACTION; CONSENTS; FILINGS.

                 (a) The Company and Acquiror shall each use, and shall cause each of their respective subsidiaries to use, and the Stockholder shall use all reasonable efforts promptly (i) to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement, (ii) to obtain from any Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained by the Company, Acquiror or Andrews, respectively, or any of the Company's or Acquiror's respective subsidiaries, in connection with the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, (iii) to make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act and the Exchange Act and the rules and regulations thereunder, and any other applicable federal or state securities laws, (B) the HSR Act and (C) any other applicable Law; provided that Acquiror and the Company shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the nonfiling party and its advisors prior to filing and, if requested, shall accept all reasonable additions, deletions or changes suggested in connection therewith. The Company and Acquiror shall furnish all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law in connection with the transactions contemplated by this Agreement.

                 (b) Acquiror, the Company and Andrews agree, and Acquiror and the Company shall cause each of their respective subsidiaries, to cooperate and to use all reasonable efforts to contest and resist any action, including legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an "Order") that is in effect and that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement, including, without limitation, by vigorously pursuing all available avenues of administrative and judicial appeal and all available legislative action. Acquiror, the Company and Andrews also agree to take any and all reasonable actions, including, without limitation, the disposition of assets or the withdrawal from doing business in particular jurisdictions, required by regulatory authorities as a condition to the granting of any approvals required in order to permit the consummation of the Merger or as may be required to avoid, lift, vacate or reverse any legislative or judicial action that would otherwise cause any condition to the Merger not to be satisfied; provided, however, that in no event shall any party take, or be required to take, any action that could reasonably be expected to have a Company Material Adverse Effect or an Acquiror Material Adverse Effect.

                 (c) The Company, Acquiror and Andrews shall each promptly give (or shall cause their respective subsidiaries to give) any notices regarding the Merger, this Agreement or the transactions contemplated hereby to third parties required by Law or by any contract, license, lease or other agreement to which such person is a party or by which such person is bound, and use (and cause its subsidiaries to use) all reasonable efforts to obtain any third party consents (i) necessary, proper or advisable to consummate the transactions contemplated by this Agreement, (ii) otherwise required under any contracts, licenses, leases or other agreements in connection with the consummation of the transactions contemplated by this Agreement or (iii) required to prevent a Company Material Adverse Effect or an Acquiror Material Adverse Effect, respectively, from occurring after the Effective Time.

                 (d) If any party shall fail to obtain any third party consent described in subsection (c)(i) above, such party shall use all reasonable efforts, and shall take any such actions reasonably requested by the other parties, to limit the adverse effect upon the Company and Acquiror, their respective subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent.

         7.04 AFFILIATES; POOLING. The Company shall use all reasonable efforts to obtain and deliver to Acquiror an executed letter agreement, substantially in the form of Exhibit C hereto, from (i) each person identified as an affiliate of the Company in Section 2.13 of the Company Disclosure Schedule within 5 days after the execution hereof, (ii) any person who may be deemed to have become an affiliate of the Company after the date of this Agreement and on or prior to the Effective

Time as soon as practicable after such person attains such status and (iii) any person whose agreement thereto may be deemed reasonably necessary by Acquiror to sustain the Merger's status as a Pooling Transaction on or prior to the Effective Time.

         7.05 PUBLIC ANNOUNCEMENTS. Acquiror and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Merger and shall not issue any such press release or make any such public statement prior to such consultation; provided, however, that a party may, without consulting with the other party, issue such a press release or make such a public statement if required by applicable Law or the rules of the NASD or a national securities exchange if such party has used commercially reasonable efforts to consult with the other party but has been unable to do so in a timely manner.

         7.06 EXPENSES. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses. The Company shall have fully paid all outside legal and accounting expenses incurred in connection with this Agreement on or before the Closing.

         7.07 EMPLOYEES OF COMPANY. As soon as reasonably practicable after the Effective Time, Acquiror shall provide employee benefit plans and arrangements to employees of the Company and its subsidiaries that are similar to the employee benefit plans and arrangements of Acquiror for similarly situated employees of the Acquiror as in effect immediately prior to the Effective Time. The employees of Company and its subsidiaries shall be credited for their actual years of service with the Company for purposes of eligibility, vesting and benefit accrual under all Acquiror benefit plans including, but not limited to, vacation, severance, retirement and disability plans. Such employee benefits under the Acquiror medical plan shall not be subject to any exclusions for any pre-existing conditions, and credit shall be received for any deductibles or out-of-pocket amounts previously paid. Nothing in this Agreement is intended to confer upon any employee of the Company or its subsidiaries retained ("Retained Employees") any right to continued employment after evaluation by Acquiror and its affiliates of their employment needs at any time after the Closing. Notwithstanding any provision in this Agreement to the contrary, Acquiror expressly reserves the right to amend, modify, or terminate any benefit plan or program established or maintained by Acquiror or any of its affiliates (including, without limitation, the Company or its subsidiaries) for the benefit of the Retained Employees.

         7.08 TAX-FREE REORGANIZATION. Subject to the terms and conditions hereof, Acquiror and the Company shall each use its best efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368(a) of the Code. Acquiror shall cause the Company to comply with all applicable reporting requirements under Section 367(a) of the Code and U.S. Treasury Regulations issued thereunder.

                                  ARTICLE VIII

                                INDEMNIFICATION

         8.01    IN GENERAL.  Subject to the terms and conditions of this
Article IX, Andrews hereby agrees, to indemnify, defend and hold harmless Acquiror and its directors, officers, employees, consultants, affiliates and controlling persons (hereinafter, including the Company and its subsidiaries after the Effective Time (collectively, the "Acquiror Indemnified Parties"), from and against all Claims asserted against, resulting from, imposed upon or incurred by Acquiror or any Acquiror Indemnified Party, directly or indirectly, by reason of, arising out of, or resulting from (a) the inaccuracy or breach of any representation or warranty of the Company or Andrews contained in or made pursuant to this Agreement or (b) the breach of any covenant or agreement of the Company or Andrews contained in or made pursuant to this Agreement. It is agreed among the parties hereto that the obligations of Andrews to the Acquiror Indemnified Party pursuant to this Section 8.01 be satisfied only pursuant to the Escrow Agreement and the procedures set forth in Sections 8.04 and 8.05 hereof. As used in this Article IX, the term "Claim" shall include (i) all debts, liabilities and obligations, (ii) all losses, damages, costs and expenses (including, without limitation, interest (including prejudgment interest in any litigated matter), penalties, court costs and reasonable attorneys' fees and expenses), and (iii) all demands, claims, actions, costs of investigation, causes of action, proceedings, arbitrations, judgments, settlements and assessments, whether or not ultimately determined to be valid.

         8.02 NO EXHAUSTION OF REMEDIES. Andrews acknowledges that his obligation is independent of the obligations of the Company pursuant to this Agreement, and that he waives any right to require the Acquiror Indemnified Parties to (i) proceed against the Company; or (ii) pursue any other remedy whatsoever in the power of the Acquiror Indemnified Parties.

         8.03 DEFENSE OF THIRD PARTY CLAIMS. The obligation of Andrews to indemnify the Acquiror Indemnified Parties under this Article VIII with respect to Claims relating to or arising from third parties (a "Third Party Claim") shall be subject to the following terms and conditions:

                 (a) Notice and Defense. The Acquiror Indemnified Party will give the other party or parties (whether one or more, the "Indemnifying Party") prompt written notice of any such Third Party Claim, and the Indemnifying Party may undertake the defense thereof by representatives chosen by it upon written notice to the Acquiror Indemnified Party provided within 20 days of receiving notice of such Third Party Claim (or sooner if the nature of the Third Party Claim so requires). Failure of the Acquiror Indemnified Party to give such notice shall not affect the Indemnifying Party's duty or obligations under this Article VIII, except to the extent the Indemnifying Party is materially prejudiced thereby. The Acquiror Indemnified Party shall make available to the Indemnifying Party or its representatives all records and other materials required by the Indemnifying Party and in the possession or under the control of the Acquiror Indemnified Party, for the use of the Indemnifying Party and its representatives in defending any such clam, and shall in other respects give reasonable cooperation in such defense.

                 (b) Failure to Defend. If the Indemnifying Party, within 20 days after notice of any such Third Party Claim (or sooner if the nature of any Third Party Claim so requires), fails to undertake the defense of such Third Party Claim actively and in good faith, then the Acquiror Indemnified Party will have the right to undertake the defense, compromise or settlement of such Third Party Claim, or consent to the entry of a judgment with respect thereto.

                 (c) Acquiror Indemnified Party's Rights. Anything in this Article VIII to the contrary notwithstanding, (i) if there is a reasonable probability that the Third Party Claim may adversely affect the Acquiror Indemnified Party other than as a result of money damages or other money payments in an aggregate amount of less than $100,000, the Acquiror Indemnified Party shall have the right to defend, compromise or settle such Third Party Claim (provided that the Acquiror Indemnified Party shall not settle such Third Party Claim or consent to any judgment without first obtaining the consent of the Indemnifying Party, which shall not be unreasonably withheld), and
         (ii) the Indemnifying Party shall not without the written consent of the Acquiror Indemnified Party, settle or compromise any Third Party Claim or consent to the entry of any judgment that does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Acquiror Indemnified Party of an unconditional release from all liability in respect of such Third Party Claim.

         8.04 PAYMENT; ARBITRATION. Upon the occurrence of a Claim for which indemnification is believed to be due hereunder, the Indemnified Party shall provide notice of such Claim to the Indemnifying Party, stating in specific terms the circumstances giving rise to the Claim, specifying the amount of the Claim and making a request for any payment then believed due.
Any Claim shall be conclusive against the Indemnifying Party in all respects 30 days after receipt by the Indemnifying Party of such notice, unless within such period the Indemnifying Party sends the Indemnified Party a notice disputing the propriety of the Claim. Such notice of dispute shall describe the basis for such objection and the amount of the Claim as to which the Indemnifying Party does not believe should be subject to indemnification. Upon receipt of any such notice of dispute, both the Indemnified Party and the Indemnifying Party shall use all reasonable efforts to cooperate and arrive at a mutually acceptable resolution of such dispute within the next 30 days. If a mutually acceptable resolution cannot be reached between the Indemnified Party and the Indemnifying Party with such 30-day period, either party may submit the dispute for resolution by binding arbitration pursuant to the provisions of this
Section 8.04. If a party elects to submit such matter to arbitration, such party shall provide notice to the other party of its election to do so, and the parties shall attempt to appoint a single arbitrator. If the parties are unable within 10 days of receipt of the notice to agree on a single arbitrator, then each party shall appoint one arbitrator, and the two arbitrators so appointed shall name a third arbitrator within a period of 10 days of their nomination. If the two arbitrators fail to appoint a third arbitrator within such 10-day period, a third arbitrator shall be appointed pursuant to the Commercial Arbitration Rules of the American Arbitration Association. In all respects, such panel shall be governed by the American Arbitration Association's then existing Commercial Arbitration Rules, and the place of arbitration shall be in a city mutually selected by the Indemnifying Party and the Indemnified Party (or, if no city can be mutually agreed upon within 10 days, then in Houston, Texas). If it is finally determined that all or a portion of such Claim amount is owed to the Indemnified Party, then such Claim amount shall be satisfied in accordance with Section 8.02 hereof. Judgment upon the award resulting from arbitration may be entered in any court having jurisdiction for direct enforcement, or any application may be made to a court for a judicial acceptance of the award and an order of enforcement, as the case may be.

         8.05 SATISFACTION OF CLAIMS FROM ESCROW SHARES. After the Effective Time, the obligations and liabilities of Andrews pursuant to Section
8.01 of this Agreement shall be satisfied solely from payments of the Escrow Shares by delivery to the Acquiror Indemnified Parties. Pursuant to the terms of the Escrow Agreement, if Andrews is determined to owe a Claim amount pursuant to the procedures set forth in Section 8.04, then the amount due the Indemnified Party hereunder shall be satisfied by the delivery to the Indemnified Party pursuant to the Escrow Agreement of Escrow Shares equal in value to the amount of the Claim to be satisfied, and the Claim shall be deemed paid and satisfied upon receipt by the Indemnified Party of certificates representing such number of Escrow Shares duly endorsed for transfer to the Indemnified Party. The per share value of the Escrow Shares for purposes of this Article VIII and the Escrow Agreement with respect to a particular Claim shall be the Market Value (as defined herein) of the Escrow Shares. The "Market Value" of an Escrow Share shall be the price of the Acquiror Stock on December 18, 1998 (regardless of the actual trading price for the Acquiror Stock) with appropriate adjustment to take into account any stock split, reverse stock split, stock dividend, recapitalization or other similar capital adjustments with respect to the Escrow Shares. The Market Value of the Additional Corpus (as such term is defined in the Escrow Agreement) shall be determined by mutual agreement of Andrews and the Acquiror. In the event that such parties cannot in good faith agree on the market value of the Additional Corpus, the matter shall be settled by binding arbitration in accordance with the procedures set forth herein.

         8.06 LIABILITY LIMITATIONS; SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations, warranties, covenants and agreements of the Company and Andrews in this Agreement or made pursuant hereto shall survive the Closing and any investigation thereof for one year after the Closing Date, and Andrews shall have no liability under this Article VIII unless written notice of a Claim is provided within such period. After the Effective Time, the Acquiror Indemnified Parties shall not be entitled to indemnification for Claims from the Escrow Shares except to the extent the aggregate amount for all claims exceeds $25,000. After the Effective Time, all claims by the Acquiror Indemnified Parties pursuant to this Agreement shall be limited to the Escrow Shares.


                                   ARTICLE IX

                                   CONDITIONS

         9.01 CONDITIONS PRECEDENT TO OBLIGATIONS OF THE ACQUIROR COMPANIES. The obligation of the Acquiror Companies to effect the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived by Acquiror, in whole or in part, to the extent permitted by applicable law:

                 (a) Each of the representations and warranties of the Company and Andrews contained in this Agreement shall be true and correct in all material respects (without duplication of any materiality exception contained in any individual representation and warranty) as of the date of this Agreement and as of the Effective Time as though made again as of the Effective Time. Acquiror shall have received a certificate of the President and the Chief Financial Officer of the Company, dated the Closing Date, to such effect with respect to the representations and warranties of the Company set forth in Article II hereof;

                 (b) The Company and Andrews shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by such person on or prior to the Effective Time. Acquiror shall have received a certificate of the President and the Chief Financial Officer of the Company, dated the Closing Date, to such effect with respect to the Company's performance and compliance;

                 (c) The resignations, effective at the Effective Time, of each of directors and officers of the Company shall have been delivered to Acquiror;

                 (d) No court or Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Laws (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger;

                 (e) The applicable waiting period under any competition Laws, Regulations and Orders of foreign Governmental Entities, as set forth in Acquiror's Disclosure Letter or the Company's Disclosure Letter, shall have expired or been terminated;

                 (f) Acquiror shall have been advised in writing by Arthur Andersen LLP as of the Closing Date to the effect that such firm knows of no reason why the Merger cannot be treated for financial accounting purposes as a Pooling Transaction;

                 (g)      Messrs.  ______, ______, ______, _____, and _____
         shall have duly executed and delivered to Acquiror an employment agreement substantially in the form of Exhibit B hereto and Andrews in the form of Exhibit D hereto;

                 (h) Acquiror shall have received the Escrow Agreement, duly executed and delivered by Andrews and the Escrow Agent.

         9.02 CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY. The obligation of the Company to effect the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived by the Company, in whole or in part, to the extent permitted by applicable law:

                 (a) Each of the representations and warranties of Acquiror contained in this Agreement shall be true and correct in all material respects (without duplication of any materiality exception contained in any individual representation and warranty) as of the date of this Agreement and as of the Effective Time as though made again as of the Effective Time. The Company shall have received a certificate of the President and the Chief Financial Officer of Acquiror, dated the Closing Date, to such effect;

                 (b) Acquiror shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. The Company shall have received a certificate of the President and the Chief Financial Officer of Acquiror, dated the Closing Date, to such effect;

                 (c) No court or Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Laws (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger;

                 (d) The applicable waiting period under any competition Laws, Regulations and Orders of foreign Governmental Entities, as set forth in Acquiror's Disclosure Letter or the Company's Disclosure Letter, shall have expired or been terminated.


                                   ARTICLE X

                                 MISCELLANEOUS

         10.01 TERMINATION. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time:

                 (a)      by mutual consent of Acquiror and the Company;

                 (b) by either Acquiror or the Company if the Effective Time has not occurred on or before January 31, 1999;

                 (c) by Acquiror, upon a breach of any covenant or agreement on the part of the Company or Andrews set forth in this Agreement, or if any representation or warranty of the Company or Andrews shall have become untrue, in either case such that the conditions set forth in Section ______ or Section ______ would not be satisfied (a "Terminating Company Breach"); provided that, if such Terminating Company Breach is curable by the Company or Andrews, as the case may be, through the exercise of reasonable efforts and for so long as the Company or Andrews continue to exercise such reasonable efforts, Acquiror may not terminate this Agreement under this Section 10.01(c);

                 (d) by the Company, upon breach of any covenant or agreement on the part of Acquiror set forth in this Agreement, or if any representation or warranty of Acquiror shall have become untrue, in either case such that the conditions set forth in Section ______ or Section ______ would not be satisfied (a "Terminating Acquiror Breach"); provided that, if such Terminating Acquiror Breach is curable by Acquiror through the exercise of its reasonable efforts and for so long as Acquiror continues to exercise such reasonable efforts, the Company may not terminate this Agreement under this Section 10.02(d); or

                 (e) by either Acquiror or the Company, if there shall be any Order which is final and nonappealable preventing the consummation of the Merger, unless the party relying on such Order has not complied with its obligations under Section 7.03(b).

         10.02 EFFECT OF TERMINATION. In the event of any termination of this Agreement pursuant to Section 10.01, Andrews, the Company, Acquiror and Acquisition Sub shall have no obligation or liability to each other except that
(i) the provisions of Sections ______ and ______ shall survive any such termination, and (ii) nothing herein and no termination pursuant hereto will relieve any party from liability for any breach of this Agreement.

         10.03 WAIVER AND AMENDMENT. Any provision of this Agreement may be waived at any time by the party that is entitled to the benefits thereof. This Agreement may not be amended or supplemented at any time, except by an instrument in writing signed on behalf of each party hereto. The waiver by any party hereto of any condition or of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other condition or subsequent breach.

         10.04 ENTIRE AGREEMENT; THIRD PARTY BENEFICIARIES. This Agreement (including the Schedules and Exhibits hereto) constitutes the entire agreement and supersedes all other prior agreements and understandings, both oral and written, among the parties or any of them, with respect to the subject matter hereof, and neither this nor any document delivered in connection with this Agreement confers upon any person not a party hereto any rights or remedies hereunder except as provided in Article VIII hereof.

         10.05 ASSIGNMENT. This Agreement shall inure to the benefit of and will be binding upon the parties hereto and their respective legal representatives, successors and permitted assigns. This Agreement shall not be assignable by any party hereto without the consent of the other parties hereto, except that the parties hereto agree that the right and obligations of the Acquiror may be assigned to an affiliate of the Acquiror.

         10.06 CERTAIN DEFINITIONS. For the purposes of this Agreement, the term:

                 (a) "affiliate" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

                 (b) "business day" means any day other than a day on which banks in the State of Texas are authorized or obligated to be closed;

                 (c) "Closing" shall mean a meeting, which shall be held in accordance with Section ______ of this Agreement, of persons interested in the transactions contemplated by this Agreement at which all documents deemed necessary by the parties to this Agreement to evidence the fulfillment or waiver of all conditions precedent to the consummation of the transactions contemplated by the Agreement are executed and delivered;

                 (d) "Closing Date" shall mean the date of the Closing as determined pursuant to Section 1.11 of this Agreement.

                 (e) "control" (including the terms "controlled," "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise;

                 (f) "person" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act);

                 (g) "Significant Subsidiary" means any subsidiary of Acquiror that would constitute a Significant Subsidiary within the meaning of Rule 1-02 of Regulation S-X of the SEC;

                 (h) "subsidiary" or "subsidiaries" of the Company, Acquiror or any other person, means any corporation, partnership, joint venture or other legal entity of which the Company, Acquiror or any such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity;

                 (i) "Tax" or "Taxes" shall mean any and all taxes, charges, fees, levies, assessments, duties or other amounts payable to any federal, state, local or foreign taxing authority or agency, including, without limitation, (i) income, franchise, profits, gross receipts, minimum, alternative minimum, estimated, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, disability, employment, social security, workers compensation, unemployment compensation, utility, severance, excise, stamp, windfall profits, transfer and gains taxes,
         (ii) customs, duties, imposts, charges, levies or other similar assessments of any kind, and (iii) interest, penalties and additions to tax imposed with respect thereto; and

                 (j) "Trading Day" shall mean each business day on which the New York Stock Exchange is open for trading.

         10.07 NOTICES. All notices, requests, demands, claims and other communications that are required to be or may be given under this Agreement shall be in writing and (i) delivered in person or by courier, (ii) sent by telecopy or facsimile transmission, or (iii) mailed, certified first class mail, postage prepaid, return receipt requested, to the parties hereto at the following addresses:

         If to the Company:           The Andrews Group International, Inc.
                                      1800 Augusta Drive, Suite 200
                                      Houston, Texas 77057-3130
                                      Telecopy: (713) 782-9639
                                      Attention:  Robert P. Andrews

         with a copy to:              Webb &Lauterbach, P.C.
                                      1570 Three Post Oak Central
                                      1990 Post Oak Boulevard
                                      Houston, Texas  77056-3814
                                      Telecopy:  (713) 626-9807
                                      Attention:  Micheal Webb

         If to Andrews:               Mr. Robert P. Andrews
                                      c/o The Andrews Group International, Inc.
                                      1800 Augusta Drive, Suite 200
                                      Houston, Texas 77057-3130
                                      Telecopy:  (713) 782-9639

         with a copy to:              Webb & Lauterbach, P.C.
                                      1570 Three Post Oak Central
                                      1990 Post Oak Boulevard
                                      Houston, Texas  77056-3814
                                      Telecopy:  (713) 626-9807
                                      Attention:  Micheal Webb



         If to Acquiror:              Core Laboratories N.V.
         or Acquisition sub           Herengracht 424
                                      1017 BZ Amsterdam
                                      The Netherlands
                                      Telecopy:  011-31-20-627-9886
                                      Attention:  Jacobus Schouten
         with a copy to:              Core Laboratories, Inc.
                                      5295 Hollister Road
                                      Houston, Texas  77040
                                      Telecopy:  (713) 690-3947
                                      Attention:  John D. Denson




or to such other address as the parties hereto shall have furnished to the other parties hereto by notice given in accordance with this Section 10.07. Such notices shall be effective (i) if delivered in person or by courier, upon actual receipt by the intended recipient, (ii) if sent by telecopy or facsimile transmission, when the sender receives telecopier confirmation that such notice was received at the telecopier number of the addressee, or (iii) if mailed, upon the earlier of five days after deposit in the mail and the date of delivery as shown by the return receipt therefor.

         10.08 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the substantive law of the State of Texas, without giving effect to the principles of conflicts of law thereof. Venue for all purposes shall lie in Harris County, Texas.

         10.09 SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provision, covenants and restrictions of this Agreement shall continue in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term, provision, covenant or restriction is invalid, void or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

         10.10 COUNTERPARTS. This Agreement may be executed in two or more counterparts, by original or facsimile signatures each of which shall be an original, but all of which together shall constitute one and the same agreement.

         10.11 HEADINGS. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

         IN WITNESS WHEREOF, the Company and each of the Acquiror Companies have each caused this Agreement to be executed on its behalf by its officer thereunto duly authorized, and Andrews has executed this Agreement, all as of the date first above written.

                                           CORE LABORATORIES N.V.


                                           By
                                             -----------------------------------
                                                    Name:
                                                    Title:


                                           AGI ACQUISITION COMPANY



                                           By
                                             -----------------------------------
                                                   Name:
                                                   Title:


                                           THE ANDREWS GROUP INTERNATIONAL, INC.



                                           By
                                             -----------------------------------
                                                    Name:
                                                    Title:

                                           ROBERT P. ANDREWS:


                                           By
                                             -----------------------------------
                                                   Name: Robert P. Andrews

                                                                       EXHIBIT A

                                ESCROW AGREEMENT

         This Escrow Agreement ("Escrow Agreement"), dated as of December __, 1998, is entered into by and among Core Laboratories N.V., a Netherlands limited liability company ("Buyer"), Andrews Acquisition, Inc., a Texas corporation ("Buyer Sub I"), Andrews Acquisition B.V., a Netherlands limited liability company ("Buyer Sub II") (Buyer Sub I and Buyer Sub II, hereinafter referred to as "Buyer Subs"), Robert P. Andrews an individual resident in the United States (the "Seller"), and Bankers Trust Company, as escrow agent ("Escrow Agent"). Defined terms used but not otherwise defined herein shall have the meanings set forth in the Merger Agreements (as defined below).

                                    RECITALS

         WHEREAS, Buyer, Buyer Sub I, and Seller have entered into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger I Agreement"), pursuant to which Buyer Sub I is acquiring all of the issued and outstanding capital stock of The Andrews Group International, Inc., a Texas corporation wholly owned by Seller ("Andrews Company"), in exchange for the issuance by Buyer to Seller of the Buyer Shares; and

         WHEREAS, Buyer, Buyer Sub II, and Seller have entered into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger II Agreement"), pursuant to which Buyer Sub II is acquiring all of the issued and outstanding capital stock of A.G.I. Mexicana S.A. de C.V., a Mexican corporation owned 99.0% by Seller ("Mexicana Company"), in exchange for the issuance by Buyer to Seller of the Buyer Shares; and

         WHEREAS, pursuant to the Merger I Agreement and the Merger II Agreement (collectively, the "Merger Agreements"), Seller has made certain representations, warranties, covenants and agreements to and with Buyer and Buyer Subs, and Seller has agreed to indemnify, defend and hold harmless the Buyer Indemnified Parties against Claims under Article IX of the Merger Agreements; and

         WHEREAS, the parties to the Merger Agreements have agreed to establish an escrow fund (the "Escrow Fund"), initially consisting of _______ Buyer Shares, from which they may, subject to the terms and conditions of the Merger Agreements and this Escrow Agreement, satisfy Seller's obligations to indemnify against Claims; and

         WHEREAS, the Escrow Agent has agreed to act as the agent and custodian for the Escrow Fund for the benefit of the parties to the Merger Agreements.

         NOW, THEREFORE, in consideration of the foregoing and of the mutual agreements, provisions and covenants contained in this Escrow Agreement and the Merger Agreements, the parties hereby agree as follows:

                                   ARTICLE 1
                            ESTABLISHMENT OF ESCROW

         (a) Buyer, Buyer Subs, and Seller each hereby appoint the Escrow Agent to act as agent and custodian for the Escrow Fund for their respective benefits pursuant to the terms of this Escrow Agreement, and the Escrow Agent hereby accepts such appointment pursuant to such terms.

         (b) Pursuant to the provisions of Section 2.3 of the Merger Agreement, Buyer will cause to be delivered to, and directly deposited with, the Escrow Agent for the account and future potential benefit of Seller a stock certificate representing _______ Buyer Shares, which certificate shall be registered as follows: "Bankers Trust Company f/b/o the Former Shareholder of the Common Stock of The Andrews Group International, Inc. and A.G.I. Mexicana S.A. de C.V.". Buyer will cause all such Buyer Shares hereby initially delivered to, and initially deposited with, the Escrow Agent, together with all subsequent stock dividends or distributions of other Buyer Shares received in respect of such shares while deposited hereunder, shall be referred to herein as the "Escrow Shares".

         (c) The respective number of Escrow Shares to be initially deposited with the Escrow Agent by Buyer for the account of the Seller is set forth on Exhibit A hereto.

         (d) The Seller shall deliver to the Escrow Agent simultaneously herewith four stock powers duly executed and endorsed in blank in the form attached as Exhibit B hereto with respect to each stock certificates representing the Escrow Shares, and the Escrow Agent hereby acknowledges receipt of the stock certificate representing the Escrow Shares and such executed stock powers. The Seller agrees to execute in the future such additional stock powers as may be required or requested by Buyer or the Escrow Agent to transfer any Escrow Shares required in accordance with the provisions of the Merger Agreements and this Escrow Agreement.

         (e) The Escrow Shares shall be retained, managed and disbursed by the Escrow Agent subject to the terms and conditions of this Escrow Agreement and Article IX of the Merger Agreements. The Seller shall have the full and unencumbered right to vote all Escrow Shares held for his account in the Escrow Fund on matters submitted to a vote of Buyer's shareholders.

         (f) All cash dividends and cash distributions on Escrow Shares, when and if distributed by Buyer, and all additional Buyer Shares, property or other securities, issued on or with respect to the Escrow Shares ("Additional Corpus"), including as a result of stock splits, stock dividends or other similar capital adjustments to, or recapitalizations on, or share exchanges with (including by reason or merger, consolidation or other business combination involving Buyer), the Buyer Shares, or other securities, shall be retained in the Escrow Fund for the account of Seller subject to the terms hereof.

                                   ARTICLE 2
                          CLAIMS AGAINST ESCROW SHARES

         (a) If Buyer is entitled to indemnification from Seller against a Claim pursuant to Section 9.1 (or any other section) of the Merger Agreements, then such Claim shall be satisfied by the Escrow Agent's delivery to Buyer of the requisite number of Escrow Shares (determined in accordance with Article IX of the Merger Agreements). Any Claim by Buyer against Seller shall be deemed to be paid and satisfied upon receipt by Buyer from the Escrow Agent of stock certificates representing the requisite number of Escrow Shares (accompanied by stock powers duly executed and endorsed in blank covering such shares in accordance with Article 3 of this Escrow Agreement) and any Additional Corpus allocable to such Escrow Shares. As used in this Escrow Agreement, the term "Claim" shall have the same meaning as set forth in Section 9.1 of the Merger Agreements as it shall apply to any claim for indemnification asserted by Buyer against Seller pursuant to Section 9.1 (or any other section) of the Merger Agreements. As used in this Escrow Agreement with respect to entitlement to indemnification under the Merger Agreements, the term "Buyer" shall include all parties included in the definition of "Buyer Indemnified Parties" as set forth in Section 9.1 of the Merger Agreements.

         (b) The delivery to Buyer of Escrow Shares and Additional Corpus, if any, applicable to such Escrow Shares, in satisfaction of an indemnification claim hereunder shall be taken from the account of the Seller in the Escrow Fund.

                                   ARTICLE 3
                         PROCEDURE FOR CHARGE TO ESCROW

         (a) Any Claim under the indemnification provisions of the Merger Agreements to be satisfied under this Escrow Agreement shall be made by Buyer by notice to the Escrow Agent and Seller, stating in specific terms the circumstances giving rise to the Claim, specifying the amount of the Claim and making a request for any payment then believed due. A Claim shall be deemed to be finally resolved and appropriate for payment by the Escrow Agent when the conditions specified in clause (b) below have been met with respect thereto.

         (b) For purposes of this Escrow Agreement, a "Final Instruction" shall mean a written notice given to the Escrow Agent directing the disbursement from the Escrow Fund of the amount of the Claim, and shall be signed both by Buyer and Seller, except as otherwise provided in clause (ii) or
(iii) below. A Final Instruction shall be delivered to the Escrow Agent under the following circumstances, and accompanied by the indicated documentation:

                 (i) If Seller disputes either the validity, amount or calculation of the Claim, Seller shall give written notice of such dispute to Buyer, with a copy to the Escrow Agent, within 30 days after the delivery of notice of the Claim by Buyer. Such notice shall set forth the reasons and basis for disputing such Claim and the amount in dispute. In such circumstances, no Final Instruction may be given to the Escrow Agent except as provided in clause (iii) below.

                 (ii) If Seller fails to respond to the Claim within 30 days after the delivery to Seller and the Escrow Agent of the notice of the Claim, or if Seller notifies the Escrow Agent that there is no dispute with respect to the Claim, Buyer shall have the right to deliver to the Escrow Agent a Final Instruction, signed only by Buyer, with respect to the Claim.

                 (iii) In the case of a dispute, the Escrow Agent shall not disburse any of the Escrow Fund in connection with the disputed amount of such Claim until such time as the Escrow Agent receives a Final Instruction with respect to such disputed Claim as set forth below. Upon receipt of such notice of dispute by Buyer, both Buyer and Seller shall use all reasonable efforts to cooperate and arrive at a mutually acceptable resolution of such dispute within the next 30 days. If Seller and the Buyer reach an agreement with respect to such dispute, Seller and Buyer shall give to the Escrow Agent a Final Instruction, signed by both Seller and Buyer, with respect to the Claim. If a mutually acceptable resolution cannot be reached between Buyer and Seller within such 30-day period, either party may submit the dispute for resolution by binding arbitration pursuant to the provisions of this Article 3. If a party elects to submit such matter to arbitration, such party shall provide notice to the other party of its election to do so, and the parties shall attempt to appoint a single arbitrator. If the parties are unable within 10 days after receipt of the notice to agree on a single arbitrator, then each party shall appoint one arbitrator, and the two arbitrators so appointed shall name a third arbitrator within a period of 10 days of their nomination. If the two arbitrators fail to appoint a third arbitrator within such 10-day period, a third arbitrator shall be appointed pursuant to the then existing Commercial Arbitration Rules (the "Rules") of the American Arbitration Association ("AAA"). In all respects, such panel and the arbitration proceeding shall be governed by the Rules, and the place of arbitration shall be in a city mutually selected by Buyer and Seller (or, if no city can be mutually agreed upon within 10 days, then in Houston, Texas). If it is finally determined that all or a portion of such Claim amount is owed to an Buyer Indemnified Party, the Buyer Indemnified Party shall be entitled to payment of such Claim upon presentation of a Final Instruction signed by Buyer and accompanied by a copy of the arbitration order. Judgment upon the award resulting from arbitration may be entered in any court having jurisdiction for direct enforcement, or any application may be made to a court for a judicial acceptance of the award and an order of enforcement, as the case may be.

         (c) Promptly after resolution of a Claim as provided in clause (b) above, the Escrow

Agent shall satisfy such Claim by delivering to Buyer the amount of the Escrow Fund calculated in accordance with Section 9.4 of the Merger Agreements or, if the value of the Escrow Fund held hereunder is less than the amount of such Claim, by delivering to Buyer all of the Escrow Fund then held hereunder. Any Escrow Shares delivered to Buyer in satisfaction of a Claim hereunder shall be accompanied by duly executed blank stock powers (in the form attached as Exhibit
B) therefor and any such Escrow Shares so delivered shall be free and clear of any interest of Seller or Escrow Agent therein. If the amount of the Escrow Shares to be delivered to Buyer is not available in that specified certificate denomination then the Escrow Agent should request the necessary denomination from the stock transfer agent at the following address: American Stock Transfer & Trust Company, 40 Wall Street, New York, NY 10005, Attention: Susan Silber.

                                   ARTICLE 4
                           DISPOSITION OF ESCROW FUND

         (a) The Escrow Fund held hereunder shall be released by the Escrow Agent to Seller on the next business day following the first anniversary of the Closing Date (the "Distribution Date"). Notwithstanding any other provision hereof, if on the Distribution Date any unresolved Claim is then pending hereunder, only the amount of the Escrow Fund having a value in excess of the value required to satisfy such Claim (Escrow Shares being valued for such purpose in accordance with Article IX of the Merger Agreements) as determined in good faith by Buyer shall be released to Seller.

         (b) At such later time as all Claims have been finally resolved and the amount of all such Claims has been paid to Buyer, the balance of the Escrow Fund then held hereunder, if any, shall be disbursed to Seller.

         (c) The escrow established by this Escrow Agreement shall continue in effect until release of the entire Escrow Fund pursuant to the provisions hereof.

         (d) No fractional Buyer Shares shall be delivered at any time by the Escrow Agent.


                                   ARTICLE 5
                    PROVISIONS RELATING TO THE ESCROW AGENT

         (a) The Escrow Agent shall have no duties or responsibilities whatsoever with respect to the Escrow Fund except as are specifically set forth herein. The Escrow Agent shall neither be responsible for or under, nor chargeable with knowledge of the terms and conditions of, any other agreement, instrument or document in connection herewith. The Escrow Agent may conclusively rely upon, and shall be fully protected from all liability, loss, cost, damage or expense in acting or omitting to act pursuant to any written notice, instrument, request, consent, certificate, document, letter, telegram, opinion, order, resolution or other writing hereunder without being required to determine the authenticity of such document, the correctness of any fact stated therein, the propriety of the service thereof or the capacity, identity or authority of any party purporting to sign or deliver such document. The Escrow Agent shall have no responsibility for the contents of any such writing contemplated herein and may rely without any liability upon the contents thereof.

         (b) The Escrow Agent shall not be liable for any action taken or omitted by it in good faith and reasonably believed by it to be authorized hereby or with the rights or powers conferred upon it hereunder, nor for action taken or omitted by it in good faith, and in accordance with advice of counsel (which counsel may be of the Escrow Agent's own choosing), and shall not be liable for any mistake of fact or error of judgment or for any acts or omissions of any kind except for its own willful misconduct or gross negligence.

         (c) Each of the Buyer and Seller agree to jointly and severally indemnify the Escrow Agent and its employees, directors, officers and agents and hold each harmless against any and all liabilities incurred by it hereunder as a consequence of such party's action, and the parties agree jointly and severally to indemnify the Escrow Agent and hold it harmless against any claims, costs, payments, and expenses (including the fees and expenses of counsel) and all liabilities incurred by it in connection with the performance of its duties hereunder and them hereunder, except in either case for claims, costs, payments and expenses (including the fees and expenses of counsel) and liabilities incurred by the Escrow Agent resulting from its own willful misconduct or gross negligence.

         (d) The Escrow Agent may resign as such following the giving of 60 days' prior written notice to Buyer and Seller. Similarly, the Escrow Agent may be removed and replaced following the giving of 60 days' prior written notice to the Escrow Agent jointly by Buyer and Seller. In either event, the duties of the Escrow Agent shall terminate 60 days after the date of such notice (or at such earlier date as may be mutually agreeable), except for its obligations to hold and deliver the Escrow Fund to the successor Escrow Agent; and the Escrow Agent shall then deliver the balance of the Escrow Fund then in its possession to such a successor Escrow Agent as shall be appointed by Buyer and the Seller as evidenced by a written notice filed with the Escrow Agent.
If Buyer and Seller are unable to agree upon a successor Escrow Agent by the effective date of such resignation or removal, the then acting Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor Escrow Agent or other appropriate relief; and any such resulting appointment shall be binding upon all of the parties hereto. Upon acknowledgment by any successor Escrow Agent of the receipt of the then remaining balance of the Escrow Fund, the then acting Escrow Agent shall be fully released and relieved of all duties, responsibilities and obligations under this Escrow Agreement.

         (e) The Escrow Agent shall not be bound in any way by any agreement, other than this Escrow Agreement. A copy of the Merger Agreements, together with the Schedules and Exhibits thereto, has been provided to the Escrow Agent in connection with the execution of this Escrow Agreement and the Escrow Agent understands that the terms of Seller's indemnification obligations are set forth in Article IX of the Merger Agreements. The Merger Agreements form an integral part of this Escrow Agreement and, therefore, Article IX thereof is hereby incorporated by reference herein.

         (f) The Escrow Agent shall be under no duty to institute or defend any arbitration or legal proceeding with respect to the Escrow Fund or under this Escrow Agreement and none of the costs or expenses or any such proceeding shall be borne by the Escrow Agent. The costs and expenses of any such proceeding shall be borne as decided by the arbitrators or court and shall be direct obligations of Buyer or Seller, as the case may be, and shall not be satisfied in any way by the Escrow Fund.

                                   ARTICLE 6
                               SECURITY INTEREST

         The Seller hereby grants to Buyer a first priority security interest in his respective right, title to and interest in the Escrow Fund held under this Escrow Agreement, for the purpose of securing, or partially securing, his indemnification obligations to Buyer pursuant to Article IX of the Merger Agreements. The Seller agrees to execute and deliver any such further instruments as Buyer or Escrow Agent may request from time to time evidencing such security interest.

                                   ARTICLE 7
                                    NOTICES

         All notices, requests, demands, claims and other communications which are required to be or may be given under this Escrow Agreement shall be in writing and shall be deemed to have been duly given if (i) delivered in person or by courier, (ii) sent by telecopy or facsimile transmission, answer back requested, or (iii) mailed, by registered or certified mail, postage prepaid, return receipt requested, to the parties hereto at the following addresses:

         (a)     If to Buyer:          Core Laboratories N.V.
                                       Herengracht 424
                                       1017 BZ Amsterdam
                                       The Netherlands
                                       Telecopy:  011-31-20-627-9886
                                       Attention:  Jacobus Schouten

                 and

                                       Core Laboratories, Inc.
                                       5295 Hollister Road
                                       Houston, Texas  77040
                                       Telecopy:  (713) 690-3947
                                       Attention:  John D. Denson

         (b)   If to Seller:           Robert P. Andrews
                                       c/o The Andrews Group International, Inc.
                                       1800 Augusta Drive, Suite 200
                                       Houston, Texas  77057-3130
                                       Telecopy:  (713) 782-9639
                                       Attention:  H. Dean Owen, Jr.
               with a copy
               (which shall not
               constitute notice) to:  Webb &Lauterbach, P.C.
                                       1570 Three Post Oak Central
                                       1990 Post Oak Boulevard
                                       Houston, Texas  77056-3814
                                       Telecopy:  (713) 626-9807
                                       Attention:  Mr. Michael Webb


         (c)   If to the Escrow Agent:

                                       Bankers Trust Company
                                       4 Albany Street
                                       New York, NY  10006
                                       Telecopy:  (212) 250-6392
                                       Attention:
                                                 -------------------------------


or to such other address as any party shall have furnished to the other by notice given in accordance with this Article 7. Such notices shall be effective, (i) if delivered in person or by courier, upon actual receipt by the intended recipient, (ii) if sent by telecopy or facsimile transmission, when the answer back is received, or (iii) if mailed, upon the earlier of five business days after deposit in the mail and the date of delivery as shown by the return receipt therefor.
                                   ARTICLE 8
                        BINDING EFFECT; OTHER INTERESTS

         This Escrow Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns. Nothing herein is intended or shall be construed to give any other person (including, without limitation, any creditors of Escrow Agent, Buyer or Seller) any right, remedy or claim under, in or with respect to this Escrow Agreement or the Escrow Fund held hereunder. The Escrow Agent shall not have a lien or adverse claim upon, or any other right whatsoever to payment from, the Escrow Fund (or dividends or distributions paid thereon) for or on account of any right to payment or reimbursement hereunder or otherwise.

                                   ARTICLE 9
                                 GOVERNING LAW

         This Escrow Agreement shall be construed and enforced in accordance with the laws of the State of Texas, excluding any choice of law rules that may direct the application of the laws of another jurisdiction.

                                   ARTICLE 10
                             COMPENSATION; EXPENSES

         The Escrow Agent shall be entitled to payment from Buyer for customary fees and expenses for all services rendered by it hereunder in accordance with Exhibit C attached hereto (as such schedule may be amended from time to time), payable on the closing date. The Escrow Agent shall also be entitled to reimbursement on demand for all loss, liability, damage or expenses paid or incurred by it in the administration of its duties hereunder, including, but not limited to, all counsel, advisors' and agents' fees and disbursements and all taxes or other governmental charges.

                                   ARTICLE 11
                                      TERM

         This Escrow Agreement shall terminate on the later of (i) the Distribution Date or (ii) the date on which all Claims, if any, asserted by Buyer pursuant to the terms of this Escrow Agreement and the Merger Agreements shall have been conclusively resolved and paid pursuant to this Escrow Agreement and the Merger Agreements. The rights of the Escrow Agent and the obligations of the other parties hereto under Articles 5 and 10 hereof shall survive the termination thereof and the resignation or removal of the Escrow Agent.

                                   ARTICLE 12
                           AMENDMENT AND MODIFICATION

         Buyer, Seller, and the Escrow Agent may amend, modify and/or supplement this Escrow Agreement as they may mutually agree in writing.

                                   ARTICLE 13

                                  COUNTERPARTS

         This Escrow Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

                                   ARTICLE 14
                                    HEADINGS

         The headings used in this Escrow Agreement are for convenience only and shall not affect the construction hereof.

                                   ARTICLE 15
                                 ASSIGNABILITY

         Neither this Escrow Agreement nor any interest herein or in the Escrow Fund may be assigned or transferred, voluntarily or by operation of law, by Buyer, Seller or the Escrow Agent, except pursuant to the laws of descent and distribution; provided, however, that Buyer may assign this Escrow Agreement and any or all interest herein to any "affiliate" of Buyer upon notice to all parties and, thereupon such assignee shall fully assume and succeed to all of the assignors' rights, benefits, obligations, duties and responsibilities hereunder.

                                   ARTICLE 16
                                TAX WITHHOLDING

         Notwithstanding anything to the contrary set forth herein, the Escrow Agent is authorized to withhold from any proposed distribution to Seller from the Escrow Fund such amount as is necessary for the purpose of complying with the Escrow Agent's obligations under federal, state or local tax provisions; provided, however, that such withholding shall not reduce the amount of the Escrow Fund which may otherwise required to be delivered to Buyer under Article 3 hereof. In the event that there are insufficient funds remaining to pay any withholding obligations after distribution of the Escrow Funds to Buyer, such liability shall be the responsibility of the Seller.

                                   ARTICLE 17
                                  SEVERABILITY

         If any term, provision, covenant or restriction of this Escrow Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provision, covenants and restrictions of this Escrow Agreement shall continue in full force and effect and shall in no way be affected, impaired or invalidated unless such an interpretation would materially alter the rights and privileges of any party hereto or materially alter the terms of the transactions contemplated hereby.

                                   ARTICLE 18
                           DESIGNEES FOR INSTRUCTIONS

         Buyer may, by notice to the Escrow Agent, designate one or more persons who will execute notices and from whom the Escrow Agent may take instructions hereunder. Such designations may be changed from time to time upon notice to the Escrow Agent from Buyer. The Escrow Agent will be entitled to rely conclusively on any notices or instructions from any person so designated by Buyer.

                                   ARTICLE 19
                           MEDIATION AND ARBITRATION

         (a) Except as provided in Article 3 of this Escrow Agreement for disputes relating to claims against the Escrow Fund:

                 (i) Before the institution of any litigation between any persons relating to this Escrow Agreement, including any dispute over the application or interpretation of any provision hereof, if negotiations and other discussions fail, at the election of any party to this Escrow Agreement, such dispute shall be first submitted to mediation in accordance with the provisions of the Commercial Mediation Rules of the AAA before resorting to arbitration. The parties agree to conduct the mediation in good faith and make reasonable efforts to resolve their dispute by mediation. The place of the mediation shall be in a city mutually selected by the parties (or, if no city can be mutually agreed upon within ten (10) days, then in Houston, Texas).

                 (ii) If the dispute is not resolved by the mediation required under the preceding subsection, such dispute shall, at the election of any party to this Escrow Agreement, be subject to binding arbitration in accordance with the provisions of the Rules, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitration shall be heard before a panel of three (3) arbitrators selected in accordance with the procedures therefor set forth in Article 3 of this Escrow Agreement. The parties agree to use the Houston, Texas office of the AAA and the place of arbitration shall be in a city mutually selected by the parties (or, if no city can be mutually agreed upon within ten
         (10) days, then in Houston, Texas).

                 (iii) The prevailing party in any mediation, arbitration or litigation shall be entitled to recover from the other party reasonable attorneys' fees, court costs and the administrative costs, fees and expenses of the AAA, each as applicable, incurred in the same, in addition to any other relief that may be awarded.

         (b) If either party appeals the decision of the arbitrators, the parties agree that the United

States Judicial District including Harris County, Texas, and the state courts within Harris County, Texas, shall have exclusive venue and jurisdiction of same.





                         [signatures on following page]

         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Escrow Agreement as of the day and year first above written.

Buyer:                                             Seller:

Core Laboratories N.V.
By: Core Laboratories International B.V.,
 its sole Managing Director

                                                   -----------------------------
                                                   Robert P. Andrews

By:
Name:        Jacobus Schouten
      --------------------------
Title:        Managing Director                    Escrow Agent:
       -------------------------

Buyer Sub I:
                                                   Bankers Trust Company
Andrews Acquisition, Inc.
                                                   By:
                                                      --------------------------
                                                   Name:
                                                        ------------------------
By:                                                Title:
   -----------------------------                         -----------------------
Name:       Jacobus Schouten
      --------------------------
Title:        Managing Director
       -------------------------

Buyer Sub II:

Andrews Acquisition B.V.


By:
   ----------------------------
Name:       Jacobus Schouten
     --------------------------
Title:        Managing Director
       ------------------------

                                  Exhibit "A"

                                 Escrow Shares


Name of Seller                                                    Escrow Shares
--------------                                                    -------------

Robert P. Andrews                                                 XXX

                                  Exhibit "B"

                             CORE LABORATORIES N.V.
                                  COMMON STOCK

                                  STOCK POWER

         FOR VALUE RECEIVED, the undersigned hereby sells, assigns and
transfers unto   _________________________________
__________________________________________________________________, ___________
________________________  (______) shares of the Common Stock of Core
Laboratories N.V., standing in my name on the books of said Corporation represented by Certificate(s) No(s). _________ herewith, and do hereby irrevocably constitute and appoint Bankers Trust Company attorney to transfer the said stock on the books of said Corporation with full power of substitution in the premises.

         Dated:
               ----------------------



                                        By:
                                           -----------------------------

                                           -----------------------------

                                  Exhibit "C"

                             Bankers Trust Company
                      Corporate Trust and Agency Services
                                                   Schedule of Fees for
Core Laboratories N.V./The Andrews Group International, Inc./A.G.I. Mexicana S.A. de C.V. Escrow


Annual Administration Fee:                                                [$xxx]
(payable at closing and each subsequent anniversary)

These fees cover the review and execution of the Escrow Agreement, establishment of the appropriate custody account, the receipt and distribution of the Escrow Shares, and all normal administrative time spent coordinating with other members of the working group.

Note: The fees set forth in this schedule are subject to review of documentation. The fees are also subject to change should circumstances warrant. Out-of-pocket expenses and disbursements, including counsel fees, incurred in the performance of our duties will be added to the billed fees. Fees for any services not covered in this or related schedules will be based upon our appraisal of the services rendered.

We may place orders to buy/sell financial instruments with outside broker-dealers that we select, as well as with BT or its affiliates. These transactions (for which normal and customary spreads or other compensation may be earned by such broker-dealers, including BT or its affiliates, in addition to the charges quoted above) will be executed on a riskless principal basis solely for your account(s) and without recourse to us or our affiliates. If you choose to invest in any mutual fund, BT and/or our affiliates may earn investment management fees and other service fees/expenses associated with these funds as disclosed in the mutual fund prospectus provided to you, in addition to the charges quoted above. Likewise, BT has entered into agreements with certain mutual funds or their agents to provide shareholder services to those funds. For providing these shareholder services, BT is paid a fee by these mutual funds that calculated on an annual basis does not exceed 25 basis points of the amount of your investment in these mutual funds. In addition, if you choose to use other services provided by BT or its affiliates, Corporate Trust or other BT affiliates may be allocated a portion of the fees earned. We will provide periodic account statements describing transactions executed for your account(s). Trade confirms will be available upon your request at no additional charge. If a transaction should fail to close for reasons beyond our control, we reserve the right to charge our acceptance fee plus reimbursement for legal fees incurred.

Shares of mutual funds are not deposits or obligations of, or guaranteed by, Bankers Trust Company or any of its affiliates and are not insured by the Federal Deposit Insurance Corporation or any other agency of the U.S.

                             CORE LABORATORIES N.V.
                                  COMMON STOCK

                                  STOCK POWER

         FOR VALUE RECEIVED, the undersigned hereby sells, assigns and
transfers unto   ______________________________________________________________
_____________________________________, ________________________________________
________________________________________________  (______) shares of the Common
Stock of Core Laboratories N.V., standing in my name on the books of said Corporation represented by Certificate(s) No(s). _________ herewith, and do hereby irrevocably constitute and appoint Bankers Trust Company attorney to transfer the said stock on the books of said Corporation with full power of substitution in the premises.

         Dated:
                ---------------------



                                        By:
                                            --------------------------------

                                            --------------------------------

                                                                       EXHIBIT B

                              EMPLOYMENT AGREEMENT


         This Employment Agreement (the "Agreement") is made and entered into as of December __, 1998 by and between Core Laboratories, Inc., a corporation organized under the laws of the State of Delaware ("Employer"), and Robert P. Andrews, a resident of the State of Texas ("Employee").

         WHEREAS, Employee is employed as the President of The Andrews Group International, Inc. ("Previous Employer");

         WHEREAS, Core Laboratories N.V. ("Core"), Employee and The Andrews Group International, Inc. are parties to an Agreement and Plan of Merger dated as of the date hereof whereby Core will acquire all of the capital stock of The Andrews Group International, Inc. and The Andrews Group International, Inc. will become a wholly owned indirect subsidiary of Core (the "Acquisition");

         WHEREAS, one of the conditions to consummation of the Acquisition is that Employer and Employee enter into this Agreement;

         WHEREAS, Employer is desirous of employing Employee, and Employee wishes to be employed by Employer, in accordance with the terms and conditions contained herein.

         NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties, covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I

                                   EMPLOYMENT

         1.01 Employer hereby employs Employee, effective as of the Closing Date (as defined in the Agreement and Plan of Merger) (the "Effective Date"), and Employee accepts such employment as of the Effective Date, according to the terms and conditions set forth in this Agreement.

                                   ARTICLE II

                               TERM OF EMPLOYMENT

         2.01 TERM. The term of this Agreement shall commence on the Effective Date and, except as provided in Section 7.03, shall continue until the earliest to occur of the following events:

(a) Employee resigns, (b) Employee's service is terminated pursuant to the provisions of Sections 2.02, 2.03, 2.04 or 2.05 or (c) the parties hereto agree in writing to terminate this Agreement.

         2.02 DISABILITY. If Employee is determined by Employer in its discretion to be permanently disabled, the employment of Employee hereunder may be terminated by Employer by giving at least thirty (30) days prior notice to Employee. As used in this Section 2.02, the term "permanently disabled" shall mean that Employer has determined that Employee is substantially unable to discharge satisfactorily his duties and obligations hereunder on a full-time active basis by reason of illness, accident or other disability for a period of three (3) consecutive months. Except as otherwise provided in Section 5.03, Employee shall be entitled only to, and Employer's obligations under this Agreement shall be limited to, the payment of any unpaid amount of Employee's base salary accrued under Section 4.01 to the date of such termination and any accrued and unused vacation days.

         2.03 DEATH. This Agreement shall terminate immediately on the date of Employee's death. Employee's estate shall be entitled only to, and Employer's obligation under this Agreement shall be limited to, the payment of any unpaid amount of Employee's base salary accrued under Section 4.01 to the date of Employee's death and any accrued and unused vacation days.

         2.04 TERMINATION FOR CAUSE. The employment of Employee hereunder may be terminated "for cause" immediately without prior notice by Employer if Employer in its discretion determines that Employee shall have:

         (A) deliberately refused or failed, after reasonable notice in writing from the Board of Supervisory Directors of Core (the "Board") or a representative of Employer duly authorized by the Board (the "Supervising Representative") that such refusal or failure would constitute a default hereunder, to carry out any reasonable order of the Board or the Supervising Representative;

         (B) committed a breach of the terms of this Agreement or any other legal obligation owed by Employee to Employer;

         (C) demonstrated gross incompetence, negligence or willful misconduct in the execution of Employee's assigned duties;

         (D) demonstrated moral turpitude to the detriment of Employer or violated Employer's policy on the use of alcohol or drugs as in effect from time to time; or

         (E)     been convicted of a felony or other serious crime.

         In such cases, Employee shall be entitled only to, and Employer's obligation under this Agreement shall be limited to, the payment of any unpaid amount of Employee's base salary accrued under Section 4.01 to the date of such termination and any accrued and unused vacation days. This

Section 2.04 shall in no way be construed as precluding Employer from terminating Employee without cause or prior notice or for any reason, as provided in Section 2.05.

         2.05 AT-WILL EMPLOYEE; OTHER TERMINATION. Employee understands and agrees that he is an at-will employee and may be terminated from employment with Employer for any reason, without cause, at any time; provided, however, that for any termination made pursuant to this Section 2.05, Employer shall provide Employee with 30 days prior notice of such termination. Furthermore, Employer agrees that Employee may terminate his employment with Employer at any time and for any reason by giving prior written notice to Employer. In such cases, Employee shall be entitled only to, and Employer's obligation under this Agreement shall be limited to, the payment of any unpaid amount of Employee's base salary accrued under Section 4.01 to the date of such termination and any accrued and unused vacation days.
                                  ARTICLE III

                              DUTIES AND FUNCTIONS

         3.01 POSITION; DUTIES. Employee agrees to serve as President of The Andrews Group International, Inc. a subsidiary of the Employer, to perform the duties of such office diligently and to the best of his abilities and to assume such additional duties as may from time to time be assigned to him consistent with his position.

         3.02 PERFORMANCE; SERVICE. Employee agrees in all respects to carry out and use his best efforts in carrying out the objectives of Employer and protecting Employer's interests. Employee agrees to be in the full-time service of Employer and to devote all of his business time and attention to the duties assigned to him pursuant to this Agreement.

         3.03 WORK FOR SUBSIDIARIES OR OTHER AFFILIATES. All terms and conditions set forth in this Agreement between Employer and Employee shall apply whether Employee carries out his activities in or for Employer or in or for any subsidiary or other affiliate thereof. Employee shall receive no salary or other payment for any position he holds with Employer or any subsidiary or other affiliate thereof other than as set forth in this Agreement.

                                   ARTICLE IV

                                  COMPENSATION

         During the term of employment described in Section 2.01 above while this Agreement is in effect, Employer shall provide to Employee the following:

         4.01 BASE SALARY. Employer shall pay to Employee an annual gross base salary in the amount of ___________ and No/100 U.S. dollars (U.S. $XXX), payable in arrears pursuant to the Employers typical pay schedule. Annual adjustments may be made from time to time to such base salary on the basis of merit as determined by the Board or the Supervising Representative.

         4.02 BONUS. Employee shall be eligible to receive an annual incentive bonus on or about March 31 of each calendar year in accordance with and subject to the performance criteria approved by the Board or the Supervising Representative and commensurate with those applicable to senior management of Employer. The amount of any such incentive bonus shall be limited to 50% of Employee's then base salary specified in Section 4.01.

         4.03 TAX. All amounts payable by Employer under this Agreement shall be subject to the prior reduction or withholding by Employer of appropriate taxes and other required amounts. If a determination is made by any relevant governmental authority that insufficient withholdings have been made and to the extent that such withholdings would, if made, have resulted in the Employee receiving a lower amount of net remuneration, Employee shall indemnify Employer for all amounts determined to be so payable as a result of such failure to withhold any or sufficient amounts.

                                   ARTICLE V

                               EMPLOYEE BENEFITS

         5.01 AUTOMOBILE. During the Employee's term of employment hereunder, Employer shall provide a monthly automobile allowance of $550.00.

         5.03 EMPLOYEE BENEFITS. Employee shall be entitled to participate in all health, disability, pension and other employee benefit plans offered by Employer under the terms and conditions of each such plan.

                                   ARTICLE VI

                         ADDITIONAL RIGHTS OF EMPLOYEE

         6.01 VACATION. In addition to U.S. public holidays, Employee shall be entitled to a paid annual vacation of twenty (20) business days during each full calendar year of employment during such times as shall not interfere with the operations of Employer. Employee's rights shall accrue ratably during each calendar year and shall be subject to proration for partial calendar years. In the event that in any calendar year Employee shall fail to use all vacation days to which he is entitled during such year, Employee shall be entitled to carry forward five (5) of such vacation days into the next succeeding calendar year.

         6.02 EXPENSES. Employer shall reimburse, or direct payment of, all expenses reasonably incurred by Employee in the performance of his duties hereunder, upon the submission of written evidence of such expenses to the reasonable satisfaction of Employer, in accordance with Employer's written expense reimbursement policies.

         6.03    TERMINATION PAYMENT.

         (A) Subject to Paragraph (B) below, in the event that Employee's employment pursuant to this Agreement is terminated by Employer other than "for cause," as described in Section 2.04, for permanent disability as described in Section 2.02 or for death, Employer shall pay to Employee an amount equal to the base salary specified in Section 4.01 as adjusted for the year in which such termination occurs. Employee agrees that this termination payment will be in lieu of, and not in addition to, any payment to which he would otherwise be entitled on account of termination of his employment under any other Employer severance, termination, pay in lieu of notice, or similar payment program, plan, policy or agreement.

         (B) The payment referred to in Section 6.03(A) shall be reduced by any statutory or other compensation that Employee may be entitled to receive from Employer as a result of such termination, and Employee, to the extent permitted by applicable law, hereby waives any and all rights and remedies with respect to such termination other than as expressly provided herein.

         6.04 LOCATION. Employee's services shall be performed primarily at one of the facilities of Employer located in Houston, Texas. Employee acknowledges that worldwide travel shall be required. In the event that the Board or the Supervising Representative determines in its sole discretion that the duties of Employee hereunder require that Employee relocate to a country or state other than as set forth above, the parties agree to enter into good faith negotiations regarding the terms of such relocation. In the event that, after forty five (45) days after such negotiations have commenced, the parties have failed to reach an agreement, Employer shall have the option of suspending its relocation plans or exercising its rights under Section 2.05 above.


                                  ARTICLE VII

              CONFIDENTIAL INFORMATION AND COVENANT NOT TO COMPETE

         7.01 GENERAL. Employee hereby covenants and agrees with Employer that, except as otherwise expressly consented to, approved or otherwise permitted by the Board or the Supervising Representative in writing, during Employee's term of employment hereunder and for a subsequent period as set forth below, Employee shall not, in any geographic area or market area or market where Employer or any of its affiliates conduct any business either on the date of termination of the employment of Employee or during any of the immediately preceding twelve (12) months, directly or indirectly, acting alone, by providing material assistance to the efforts of his spouse or as a member of a partnership or other business entity or as a holder of any interest in a security of any class of a corporation or other business entity (other than as a holder of less than one percent (1%) of the outstanding amount of any security listed on a national securities exchange or designated as a National Market System security by the National Association of Securities Dealers, Inc.) or as an officer, director, partner, employee, consultant, agent or representative of any corporation, partnership or other business entity:
[INSERT CONCEPT OF UP-FRONT PAYMENT AS CONSIDERATION FOR

THESE COVENANTS.]

         (A) Other than as required in the performance of his assigned duties to Employer and other than as required by law, either use or disclose to any person, firm or corporation any confidential or proprietary information concerning the organization, business, inventions, discoveries, customers, suppliers, operations, affairs or trade secrets of Core, Employer, Employer's affiliates or Previous Employer that Employee may have acquired in the course of, or incident to, his employment by Employer, Employer's affiliates or Previous Employer, whether or not Employee was aware that such information was confidential or proprietary when originally given to or learned by him; provided, however, that such obligations of non-use and nondisclosure shall not apply to information that is or becomes a part of the public domain without breach by Employee of the aforementioned obligations;

         (B) Engage anywhere in any business, trade, or other enterprise substantially similar to, or directly or indirectly in competition with, the business of Core, Employer, Employer's affiliates or Previous Employer if engaging in such business, trade or other enterprise could result in any unauthorized use or disclosure by Employee of any confidential or proprietary information of or concerning Core, Employer, Employer's affiliates or Previous Employer. Employer and Employee agree that Employer currently carries on substantial business worldwide. Employer and Employee further agree that Employee's engaging in the business of reservoir description, production enhancement, reservoir management, reservoir monitoring, seismic processing, and seismic interpretation would necessarily involve the unauthorized use or disclosure by Employee of such confidential or proprietary information;

         (C) Request, induce or attempt to influence any current, future or prospective customer or supplier of Core, Employer, Employer's affiliates or Previous Employer to limit, curtail or cancel its business with Employer; or

         (D) Request, induce or attempt to influence any current, future or prospective officer, director, employee, consultant, agent or representative of Employer to (i) terminate his, her or its employment or business relationship with Employer or (ii) commit any act that, if committed by Employee, would constitute a breach of any provision of this Section 7.01.

         7.02 INTENT; SCOPE. Employee and Employer agree that the provisions of clauses (A), (B), (C) and (D) of Section 7.01 are reasonable and necessary to protect the legitimate interests of Employer. The provisions of said clauses are separate and distinct commitments independent of each of the other said clauses. Employee and Employer further agree that if the scope of any said clauses is deemed by any administrative agency, arbitrator or court to be overly broad, such agency, arbitrator or court may reduce the scope thereof to that which it deems reasonable under the circumstances.

         7.03 TERM. If Employee is terminated for any reason or voluntarily leaves the employ of Employer, the provisions set forth in this Article VII shall survive for a period of twelve (12) months following the date of such termination or cessation of employment.

                                  ARTICLE XIII

                            EMPLOYEE REPRESENTATIONS

         8.01 Employee represents that he is free to enter into this Agreement and is not under any contractual or other restraint which would prohibit the satisfactory performance of his duties to Employer hereunder. Employee represents and warrants further that he has read and understands each of the provisions of this Agreement and that he has sought and obtained the advice of legal counsel before agreeing to be bound by the terms hereof. Employee acknowledges and agrees that Employer would not have continued Employee's employment and entered into this Agreement but for Employee's agreement to be bound by the covenants contained herein.

                                   ARTICLE IX

                                 MISCELLANEOUS

         9.01 ENTIRE AGREEMENT. This Agreement, including the annexes attached hereto, contains the entire understanding of the parties hereto in respect of its subject matter. This Agreement supersedes all prior written or oral agreements and understandings between the parties with respect to the subject matter hereof.

         9.02 ARBITRATION. Any controversy or claim which Employee may have against Employer or any of its employees, officers, directors or agents, specifically including (but not limited to) any claims arising out of or relating to this Agreement or breach thereof, whether arising during or after the effective period of this Agreement, shall be settled by final and binding arbitration in accordance with the Model Employment Arbitration Procedures of the American Arbitration Association, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Except as otherwise expressly provided herein, in reaching his or her decision, the arbitrator shall have no authority or jurisdiction to change or modify any provision of this Agreement or to award punitive damages, nor shall such provisions be modified or punitive damages awarded in any other forum.

         9.03 NOTICES. Any notice or other communications required or permitted hereunder shall be sufficiently given if in writing and personally delivered or sent by airmail, postage prepaid, or by international air courier, telecopier or telex addressed to Employer or Employee, as the case may be, to the following address or at such other address for such party as specified by like notice:

                 (A)      If to Employer:

                                  to:      Core Laboratories, Inc.
                                           5295 Hollister Road
                                           Houston, Texas 77040
                                           Attention: John D. Denson
                                           Telecopy: (713) 690-3947

                 (B)      If to Employee:

                                  to:      Robert P. Andrews
                                           Core Laboratories, Inc.
                                           5295 Hollister Road
                                           Houston, Texas 77040
                                           Telecopy: (713) 690-3947

         9.04 CHANGE, MODIFICATION, WAIVER. No change or modification of this Agreement shall be valid unless it is in writing and signed by each of the parties hereto. No waiver of any provision of this Agreement shall be valid unless it is in writing and signed by the party against whom the waiver is sought to be enforced. The failure of a party to insist upon strict performance of any provision of this Agreement in any one or more instances shall not be construed as a waiver or relinquishment of the right to insist upon strict compliance with such provision in the future. No waiver by any party of the breach of any term or provision contained in this Agreement, whether by conduct or otherwise, shall be deemed to be or construed as a further or continuing waiver of any such breach.

         9.05 ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs and assigns; provided, however, that Employee shall not directly or indirectly assign or delegate any of his rights or obligations hereunder in whole or in part without the prior written consent of Employer, and any such assignment or delegation without such consent shall be void.

         9.06 HEADINGS DESCRIPTIVE. The headings used herein are included for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

         9.07 SAVINGS CLAUSE. Should any valid federal or state law or final determination of any administrative agency, arbitrator or court of competent jurisdiction affect any provision of this Agreement, the provision or provisions so affected shall be automatically conformed to the law of determination and this Agreement shall otherwise continue in full force and effect.

         9.08 CHOICE OF LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

         IN WITNESS WHEREOF, Employer and Employee have each executed or caused this Agreement to be executed on its behalf by its officer thereunto duly authorized, as applicable, all as of the date first above written.

                                        CORE LABORATORIES, INC.


                                        By:
                                            ------------------------------------
                                        Name:
                                        Title:


                                        ROBERT P. ANDREWS


                                        By:
                                            ------------------------------------